Exhibit 1.6

Financial report 2014
Board of Directors’ report 2014 50
Consolidated key ratios 57
Calculation of key figures 57
Shareholders 58
Group
Consolidated statement of comprehensive income 59
Consolidated statement of financial position 60
Consolidated statement of changes in equity 62
Consolidated statement of cash flows 63
Notes
Note 1
Significant accounting policies
64
Note 2
Judgements and estimates
71
Note 3
Business combinations
71
Note 4
Segment information
72
Note 5
Other external costs
74
Note 7
Employees
75
Note 6
Remuneration to auditors
75
Note 8
Remuneration of the Board of Directors
and key management
77
Note 9
Share based payments
78
Note 10
Provisions for pensions and
similar obligations
79
Note 11
Depreciation and amortisation
80
Note 12
Net financial items
80
Note 13
Taxes
81
Note 14
Earnings per share
82
Note 15
Intangible assets
82
Note 16
Tangible assets
84
Note 17
Associated companies
85
Note 18
Joint operations
86
Note 19
Inventories
86
Note 20
Other current assets
86
Note 21
Cash and cash equivalents
86
Note 22
Equity
86
Note 23
Financial assets and liabilities summary
87
Note 24
Borrowings
88
Note 25
Provisions
90
Note 26
Accrued expenses
90
Note 27
Financial risk management
90
Note 28
Subsidiaries
93
Note 29
Assets pledged and contingent liabilities
94
Note 30
Transactions with related parties
94
Note 31 Subsequent events
94
Parent company
Income statement
95
Balance sheet
96
Cash flow statement 97
Board’s proposal for the Annual General Meeting 98
Auditor’s report 99
Munksjö 2014 | 49

Board of Directors' report

Board of Directors' report 2014

Strong result and completed integration project

Highlights for 2014

In terms of volumes, the year 2014 was positive, showing an increase of about 2 per cent as compared to the previous year. For the business areas Decor, Release Liners and Industrial Applications, the total volume growth was approximately 3 per cent. The volume development within Graphics and Packaging has been affected by the continuous work with adjusting the product mix to strengthen the business area's competitiveness.

Net sales were EUR 1,137.3 (863.3) million. The substantial increase in net sales was primarily due to the business combination between Munksjö AB and Ahlstrom Corporation's business area Label and Processing completed in 2013.

Adjusted EBITDA was EUR 105.0 (55.0) million and the adjusted EBITDA margin was 9.2% (6.4%). The positive result development is primarily due to the synergy benefits, volume growth and a lower cost base. Operating result adjusted for non-recurring items was EUR 51.0 (15.7) million. Non-recurring items amounted to EUR –5.6 (–49.1) million.

Operating result was EUR 45.4 (–33.4) million and net result EUR 7.7 (–57.4) million. Net result was affected by a previously capitalised financing cost of EUR 7.1 million, expensed in connection with the repayment of the existing financing in the third quarter of 2014. The cost had no impact on cash flow.

Earnings per share (EPS) were EUR 0.14 (–1.97). Interest-bearing net debt at the end of the reporting period was EUR 225.6 million (31 December 2013: 229.3), equivalent to a gearing of 54.5% (31 December 2013: 54.1%). Operating cash flow was EUR 57.8 (45.7) million.

The project team responsible for the monitoring of the integration efforts and synergy benefits brought the project to conclusion by December 2014, one year ahead of schedule.

Trading in Munksjö's shares on Nasdaq Stockholm started on Monday 8 December 2014. The purpose of the secondary listing is to facilitate trading in Munksjö's shares for both current and new shareholders.

The Board of Directors proposes to the AGM that EUR 0.25 per share be paid to the shareholders as return of equity from the reserve for invested non-restricted equity.

A global leader in specialty paper

Munksjö Oyj was formed when the Swedish company Munksjö AB and the business area Label and Processing of the Finnish company Ahlstrom Corporation were combined during 2013. The company consists of four business areas: Decor, Release Liners, Industrial Applications and Graphics and Packaging. The business areas are also the reporting segments.

In addition to the financial result for the reporting period, the report contains pro forma financial information of the business combination. As the combination was completed during 2013, pro forma information is only prepared up until the fourth quarter 2013. This information is presented for illustrative purposes only. Further information on how the pro forma information was compiled is available in the Financial Statements Bulletin 2013, published on 13 February 2014.

Synergy benefits and integration

At the end of 2014, the annual synergy benefits run rate derived from the business combination reached EUR 26 million, exceeding the previously communicated target of EUR 20–25 million. Of the annual synergy benefits arising from the business combination, procurement accounted for about 50 per cent, improved organisational efficiency for about 40 per cent while the rest was achieved through economies of scale and production efficiency.

The result for 2014 includes realised synergies of EUR 23.0 million. The project team responsible for monitoring the integration efforts and synergy benefits brought the project to conclusion by December 2014, one year ahead of schedule.

The non-recurring costs for implementing the integration and achieving the synergy benefits were lower than estimated with a one-off revenue of EUR 1.5 million recognised in the fourth quarter. As a result, the total non-recurring items were EUR 10.0 million, representing the lower end of the previously communicated range of EUR 10–15 million. The cash flow effect was EUR –0.5 million in the fourth quarter.

The table below shows the quartely developement of synergies, non-recurring items and their impact on cash flow.

MEUR	Annual synergy run rate at the end of the reporting period	Realised synergies in result per quarter	Non-recurring costs per quarter	Cash flow effect of non-recurring costs per quarter
Q2–Q4/2013	11.0	5.0	11.0	–4.0
Q1/2014	20.0	5.0	0.5	–1.5
Q2/2014	23.0	5.5	–	–1.0
Q3/2014	25.0	6.0	–	–1.0
Q4/2014	26.0	6.5	–1.5	–0.5

Munksjö Group

Reported

Net sales were EUR 1,137.3 (863.3) million. The substantial improvement in net sales was primarily due to the business combination between Munksjö AB and Ahlstrom Corporation's business area Label and Processing completed in 2013.

EBITDA adjusted for non-recurring items increased to EUR 105.0 (55.0) million and the adjusted EBITDA margin was 9.2% (6.4%). The positive result development is primarily due to the synergy benefits, volume growth and a lower cost base.

Non-recurring items amounted to EUR –5.6 (–49.1) million. Of these costs, EUR 1.4 million were related to the work in connection with the Statement of Objections from the European Commission, EUR 1.0 million to previous business combinations, primarily the commitment to pay costs arising from the divestment of certain businesses in Osnabrück, Germany (in connection with the business combination in 2013) and EUR 3.2 million to costs for other reorganisation activities. Of these costs, EUR 2.7 million were related to the reorganisation of the sales organisation, communicated in the fourth quarter 2014.

The annual maintenance and vacation shutdowns in the second and third quarter, during which planned maintenance operations were scheduled, were carried out to the same extent as in 2013, with the exception of the business area Graphics and Packaging, where the shutdowns in 2014 at this business area's two production facilities were extended by approximately one week. The extent of the seasonal shutdowns at the end of December is described separately for each business area.

Operating result adjusted for non-recurring items was EUR 51.0 (15.7) million and the adjusted operating margin 4.5% (1.8%). The operating result was EUR 45.4 (–33.4) million and net result EUR 7.7 (–57.4) million.

Net result was affected by a previously capitalised financing cost of EUR 7.1 million, expensed in connection with the repayment of the existing financing in the third quarter of 2014.

50 Munksjö 2014 | Board of Directors' report

Board of Directors’ report
Pro forma
Net sales were EUR 1,137.3 (1,120.3) million.
EBITDA adjusted for non-recurring items increased to EUR 105.0 (64.1) million while the adjusted EBITDA margin was 9.2% (5.7%).
The annual maintenance and vacation shutdowns in the second and third quarter, during which planned maintenance operations were scheduled, were carried out to the same extent as in 2013, with the exception of the business area Graphics and Packaging, where the shutdowns in 2014 at this business area’s two production facilities were extended by approximately one week. The extent of the seasonal shutdowns at the end of December is described separately for each business area.
The result for 2013 included a positive impact on the result of around EUR 3 million which was due to the release of certain accruals related to personnel liabilities.
The market conditions and financial performance of the individual business areas in 2014 are presented below.
Decor business area
The business combination has not impacted the business area and therefore no pro forma information is presented.
Reported
Demand remained good throughout the reporting period, resulting in a 3 per cent increase in delivery volumes.
Net sales increased to EUR 374.7 (368.2) million, due to increased volumes. A less favourable geographic mix compared to the corresponding period 2013 and selective price adjustments resulted in a lower average price. The business area has not carried out any general price reductions.
EBITDA adjusted for non-recurring items was EUR 46.2 (33.7) million and the adjusted EBITDA margin was 12.3% (9.2%). The positive result development was mainly due to improved productivity and lower raw material costs, driven, among other things, by the lower price of titanium dioxide and short fibre pulp (BHKP).
The annual maintenance and vacation shutdowns in the second and third quarter, during which planned maintenance operations were scheduled, were carried out to the same extent as in 2013. Also the seasonal shutdowns at the end of December were carried out to about the same extent as in 2013.
Operating result adjusted for non-recurring items was EUR 37.1 (21.9) million and the adjusted operating margin was 9.9% (5.9%). Operating result was EUR 35.8 (14.5) million and the operating margin 9.6% (3.9%).
Release Liners business area
In the first five months of 2013, the business area only consisted of Munksjö’s pulp production facility in Aspa, Sweden. The part of Label and Processing Europe that primarily produces release papers for example labels, special tapes, office labels, self-adhesive stickers and a range of industrial and graphics applications, was included into the business area as of 27 May 2013. The production facility in Jacareí (Coated Specialties), Brazil, was included in the Group and business area as of 2 December 2013. The Jacareí production facility delivers coated and uncoated specialty paper grades to the South American market, primarily the Brazilian.
Reported
Net sales increased to EUR 446.0 (249.1) million primarily as a result of the business combination.
EBITDA adjusted for non-recurring items increased to EUR 44.3 (15.7) million and the adjusted EBITDA margin was 9.9% (6.3%).
The annual maintenance and vacation shutdowns in the second and third quarter, during which planned maintenance operations were scheduled, were carried out to the same extent as in
2013. The seasonal shutdowns at the end of December were carried out to about the same extent as in 2013, with the exception of the pulp business, where the stop was shorter than in the equivalent period 2013 when the business had a scheduled maintenance stop, as well as for the European paper business, where the stops were somewhat shorter primarily as a result of the increased demand.
Operating result adjusted for non-recurring items was
EUR 16.1 (0.4) million and the adjusted operating margin was 3.6% (0.2%). Operating result was EUR 15.3 (–2.5) million and the operating margin 3.4% (–1.0%).
Pro forma
The total volume of deliveries by the business area increased compared to the equivalent period 2013. Delivery volumes were higher for the European paper business and the development was particularly positive for the pulp business and the Brazilian paper business.
The reported net sales increased compared to the pro forma net sales, reaching EUR 446.0 (432.8) million.
Adjusted EBITDA increased to EUR 44.3 (23.9) million and the adjusted EBITDA margin was 9.9% (5.5%). The improved result development was primarily due to the favourable price difference between short and long fibre pulp, the impact of the business combination on the cost base and the continued efforts to cut costs. The average price, net sales and financial result of the Brazilian operations have increased throughout the reporting period, but the weakening of the Brazilian real against the euro negatively impacted the net sales and result translated into euros.
The maintenance shutdown at the Aspa pulp production facility had a negative impact on EBITDA in the second quarter of 2014, in the region of EUR 4 million. As previously communicated, the interval between the maintenance shutdowns at the Aspa facility will be prolonged from 12 to 18 months. However, the next maintenance shutdown will be implemented already in the second quarter of 2015, due to an investment of maintenance nature that has been brought forward, and the change of interval thus enters into force thereafter.
The annual maintenance and vacation shutdowns in the second and third quarter, during which planned maintenance operations were scheduled, were carried out to the same extent as in 2013. The seasonal shutdowns at the end of December were carried out to about the same extent as in 2013, with the exception of the pulp business, where the stop was shorter than in the equivalent period 2013 when the business had a scheduled maintenance stop, as well as for the European paper business, where the stops were somewhat shorter primarily as a result of the increased demand.
The result for 2013 included a positive impact on the result of around EUR 1 million which was due to the release of certain accruals related to personnel liabilities.
Industrial Applications business area
The business combination has not impacted the business area and therefore no pro forma information is presented.
Reported
Total delivery by the business area increased by 3 per cent compared to the corresponding period 2013. Demand has been good within all the business area’s product segments throughout the reporting period, especially the demand for abrasive paper has been strong.
Net sales amounted to EUR 159.2 (158.0) million. The price level has been stable throughout 2014, but the average price was negatively affected by changes in the product mix.
Munksjö 2014 | Board of Directors’ report 51

Board of Directors’ report
EBITDA adjusted for non-recurring items increased to EUR 24.2 (16.1) million and the adjusted EBITDA margin was 15.2% (10.2%). The positive result development was primarily due to improved capacity utilisation and lower raw material costs.
The annual maintenance and vacation shutdowns in the second and third quarter, during which planned maintenance operations were scheduled, were carried out to the same extent as in 2013. The seasonal shutdowns at the end of December were carried out to about the same extent as in 2013.
Operating result adjusted for non-recurring items was EUR 16.7 (8.6) million and the adjusted operating margin was 10.5% (5.4%). Operating result was EUR 16.3 (7.3) million and the operating margin 10.2% (4.6%).
Graphics and Packaging business area
The business area became part of the Group in connection with the completion of the first phase of the business combination on 27 May 2013.
Reported
Net sales were EUR 172.8 (102.4) million.
EBITDA adjusted for non-recurring items was EUR 4.5 (–1.5) million and the adjusted EBITDA margin 2.6% (–1.5%). In 2014 the business area had both positive and negative non-recurring items, resulting in a net effect of EUR 0 million.
The annual maintenance and vacation shutdowns in the second and third quarter, during which planned maintenance operations were scheduled, were extended by approximately one week at the business area’s two production facilities. The seasonal shutdowns at the end of December were shorter than in December 2013, but some of the stopping days were used for planned test runs connected to the on-going work to adjust the business area’s product mix.
Operating result was EUR –1.9 (–12.6) million and the operating margin –1.1% (–12.3%).
Pro forma
Total delivery by the business area decreased compared to the corresponding period 2013 due to the changes in the product mix implemented as part of the programme aiming at a substantial improvement in the business area’s financial result.
The reported net sales decreased compared to the pro forma net sales, mainly as a result of reduced delivery volumes, reaching EUR 172.8 (175.9) million. The average price in 2014 increased due to the price increases carried out in 2013 and 2014 and the continued adjustment of the product mix.
Adjusted EBITDA increased to EUR 4.5 (–0.6) million and the adjusted EBITDA margin was 2.6% (–0.3%). The target, communicated in the third quarter of 2014, to achieve an adjusted EBITDA margin in excess of 5 per cent during months when there are no scheduled maintenance shutdowns, was achieved in the fourth quarter.
The annual maintenance and vacation shutdowns in the second and third quarter, during which planned maintenance operations were scheduled, were extended by approximately one week at the business area’s two production facilities. The seasonal shutdowns at the end of December were shorter than in December 2013, but some of the stopping days were used for planned test runs connected to the on-going work to adjust the business area’s product mix.
The result for the first quarter of 2013 included a positive impact on the result of approximately EUR 2 million as a result of the release of certain accruals for personnel liabilities.
The programme aiming at a substantial improvement in financial result progressed during the year. The improvement is mainly due to cost savings and synergies achieved as a result of the business combination and the programme launched in the third quarter of 2013. The programme includes measures to reduce fixed costs, improve the capacity utilisation rate and strengthen the business area’s competitiveness by adjusting the product mix.
The parts of the programme related to staff reductions were brought to a conclusion as planned during the first quarter of 2014 and approved by the relevant authorities in April 2014. The costs and savings related to these measures are included in the estimated synergy costs and benefits. The aim with the programme going forward is to achieve the business area’s EBITDA target of 9–10% at the end of 2016.
Balance sheet, financing, cash flow and taxes
Munksjö entered into a EUR 345 million term loan and revolving credit facilities agreement in September 2014 with a maturity of five years. The new facility increases operating flexibility and reduces the cost of financing.
The interest payable under the facilities agreement depends on the ratio of consolidated senior net debt to consolidated EBITDA. At leverage levels and financial ratios at the time of the signing, the annual saving amounts to 150 basis points on the drawn amounts, corresponding to approximately EUR 5 million of reduced financial expenses on an annual basis. In connection with the repayment of the previous financing a previously capitalised financing cost of EUR 7.1 million was expensed. The financing replaced the company’s previous EUR 365 million financing agreement signed in May 2013. At the end of the fourth quarter of 2014, the weighted average interest rate was approximately 2.7% (end of fourth quarter 2013: 4.2%).
Interest-bearing net debt amounted to EUR 225.6 million at 31 December 2014 (31 December 2013: 229.3), resulting in a gearing of 54.5% (31 December 2013: 54.1%).
Shareholders’ equity at 31 December 2014 amounted to EUR 413.6 million (31 December 2013: 423.8) and total assets decreased to EUR 1,179.5 million (31 December 2013: 1,189.4). The decrease in equity was mainly a result of a translation effect of subsidiary equity to EUR and increased pension obligations as a result of actuarial losses due to lower interest rates.
Net financial items
Net financial items for January–December 2014 amounted in total to EUR –28.5 (–22.9) million, of which EUR 14.0 million is interest rate expenses, EUR 1.9 million is bank fees and the rest is mainly items not affecting the cash flow, including the previously capitalised financing cost of EUR 7.1 million, expensed in connection with the refinancing, and EUR 1.9 million of amortisations of capitalised bank fees. The net financial items for the period include realised interest rate swaps of EUR –0.3 (–0.2) million. At the end of the period, the fair value of unrealised interest rate swaps amounted to EUR –1.2 (–0.ww million.
Hedging
In line with its risk management policy Munksjö Oyj is hedging part of its electricity and pulp costs, as well as a part of the expected net cash flow in foreign currencies. Hedging activities are managed centrally and reported in segment ‘Other’. At the end of the reporting period the fair value of unrealised hedges excluding interest rate swaps amounted to EUR –3.1 (–1.3) million. The operating result for January–December 2014 includes realised hedges of EUR –4.2 (–0.8) million.
Cash flow
The cash flow from operating activities amounted to EUR 57.8 (45.7) million. The cash flow has been affected by EUR 1.4 million for costs incurred in connection with the Statement of Objections from the European Commission, and by EUR 16.2 million relating
52 Munksjö 2014 | Board of Directors’ report

Board of Directors’ report
to the settlement of provisions recorded in 2013. Of these, EUR 8.9 million relate to the commitment to pay costs arising from the divestment of certain businesses in Osnabrück, Germany, required by the European Commission as a condition for regulatory approval. The rest relate to costs for realising synergy benefits and to other provisions such as restructuring activities and environmental commitments. The cash flow used in investing activities amounted to EUR –35.1 (–13.5) million. The new financing has a positive impact on cash flow from the fourth quarter of 2014 onwards.
Capital expenditure
The cash flow related to capital expenditure for 2014 amounted to EUR –35.1 (–22.6) million. The largest investment in 2014 was the installation and start-up of two film presses within the business area Graphics and Packaging’s two production facilities in France. The purpose of the investment is to ensure the technical conditions for the development of the business area’s product line, and strengthen the competitiveness of the business area in accordance with the program aiming at a substantial improvement in the business area’s financial result.
The other investments in January–December 2014 were mainly related to smaller investments for maintenance, for instance in connection with the maintenance shutdown at the Aspa facility in the second quarter of 2014. The comparative figure only includes investments for the acquired operations from 27 May 2013 onwards. The cash flow effect from capital expenditure for fixed assets for 2014 was as expected and amounted to about two thirds of the depreciation level.
Taxes
The income tax charge for the period was EUR –9.2 (–1.1) million representing an effective rate of 54.4% (1.9%). The effective tax rate represents an average of tax costs for profits and tax benefits for losses in certain jurisdictions. The effective rate has been affected by losses generated in low tax jurisdictions and profits generated in higher tax locations.
Employees
The average number of employees (FTE’s) for December was 2,764 (2,783) and at the end of December 2014, Munksjö had 2,905 (2,893) employees. The increase in number of employees is a net effect of redundancies resulting from the business combination and new recruitments in 2014. Recruitments were made mainly to replace services previously purchased externally in order to streamline operations and achieve cost savings.
Of Munksjö’s total number of employees at the end of December 38% (38%) were employed in France, 21% (21%) in Sweden, 16% (16%) in Germany, 9% (10%) in Italy, 9% (8%) in Brazil, 6% (6%) in Spain and 1% (1%) in other countries. More information about Munksjö’s employees is available on page 30.
Long-term share-based incentive programme for senior executives and other key personnel
In May 2014, Munksjö’s Board of Directors approved a long-term share-based incentive programme for Munksjö’s senior executives and other key personnel, approximately 35 persons. The objective of this plan is to align the company’s financial goals with the objectives of its shareholders and management by an incentive plan based on share ownership in the company.
The share plan started in 2014 with a three-year (2014–2016) performance period and potential rewards will be paid after the end of the performance period. Participation requires an initial investment (saving shares) in Munksjö shares by each participant. A maximum number of saving shares is set for each participant. The plan offers a right for a participant to receive one matching share for each saving share and an opportunity to receive a maximum of five performance shares if the performance targets set by the Board are attained. The targets are based on the Group’s dividend capacity and share price development compared to a peer group of similar listed companies.
The potential incentives will be paid in Munksjö shares. The programme has a cap maximising the gross reward to an amount corresponding to 300 per cent of the participant’s annual base salary. If the targets set for the programme are met in full and the maximum number of saving shares is invested, the maximum gross value of the programme will correspond to approximately 500,000 shares.
31 senior executives and other key personnel have enrolled to the programme. Based on the participants invested number of saving shares, the maximum gross value of the programme, if the targets set for the programme are met in full, will correspond to approximately 410,000 shares. The total cost for the programme will be recognised over the vesting period which ends on 31 December 2016. The expense recorded in personnel costs related to the incentive programme was EUR 0.2 million in the third quarter of 2014, and EUR 0.4 million in the fourth quarter. The total cost for the programme in 2014 was EUR 0.6 million.
Munksjö plans to reorganise its sales organisation
On 10 December 2014 Munksjö announced that the company plans to simplify its sales organisation by reorganising certain sales functions. The reorganisation is subject to consultation and approval processes in accordance with local legislation in the countries affected. The overall model is one customer service hub per business area in Europe, and Group sales offices in Brazil, China, the US and Russia. By moving customer service closer to supply and planning, pooling resources and avoiding sales office costs, Munksjö would improve profitability and the supply chain process would be more efficient.
As a result some regional offices may be closed or have a reduction in the number of employees. The following sales offices would be affected by the changes; Wavre in Belgium, Lingolsheim, Pont Eveque, and Fontenay-sous-Bois in France, Munich in Germany, Legnano and Turin in Italy and Spain.
The number of employees affected by the reorganisation would be approximately 30. The planned reorganisation would commence during 2015 and the expected annual savings are approximately EUR 1–1.5 million of which a majority would be realised by 2016, adding to structural savings in the sales network realized already during 2014.
Product development
Munksjö’s four business areas are responsible for their respective product development. Most of this work is carried out in the development centre in Apprieu in France, with full focus on meeting customer requirements for functionality and quality. The development projects are initiated and implemented in collaboration with clients, but also in the context of Munksjö’s own product development.
Risks and uncertainty factors
Munksjö is exposed to changing market conditions and uncertainty caused by both macroeconomic and industry related events and is exposed to risks that may arise from its operations, changes in the business environment, developments in the global economy or potential changes in the legislative framework. The materialisation of such risks could have an adverse effect on Munksjö’s operations, earnings and financial position.
Munksjö’s significant risks and uncertainty factors mainly consist of developments in demand and prices of sold products, the cost and availability of significant raw materials, financial
Munksjö 2014 | Board of Directors’ report 53

Board of Directors’ report
risks, as well as other business factors including developments on the financial markets. The significant cost items for raw materials are wood, pulp, titanium dioxide and energy. Munksjö’s key financial risks include interest rate and currency risks, liquidity risk and credit risk. The Group has exposure to tax risks due to potential changes in tax laws or regulations or their application, or as a result of ongoing and future tax audits.
More information about risks and uncertainty factors related to Munksjö’s business and the company’s risk management can be found on pages 44–47 and on www.munksjo.com.
Shares and shareholders
Secondary listing on Nasdaq Stockholm
Trading in Munksjö’s shares on Nasdaq Stockholm started on Monday 8 December 2014 under the ticker MUNK1S. The share is quoted in Swedish krona. The purpose of the secondary listing is to facilitate trading in Munksjö’s shares for both current and new shareholders. The Munksjö shares will continue to be traded on Nasdaq Helsinki even after the secondary listing. No new shares were issued in connection with the secondary listing. Munksjö prepared a summary document pursuant to the Finish Securities Market Act (Chapter 4, section 9), related to the secondary listing. The document is available in Swedish on the investor website at www.munksjo.com.
Related to the secondary listing, Munksjö Oyj and Skandi-naviska Enskilda Banken AB (SEB) have signed a market making agreement that meets the requirements of market making operations by Nasdaq Stockholm. Munksjö has since March 2014 an agreement with Nordea Bank Finland Plc regarding liquidity providing for equity trading on Nasdaq Helsinki.
Share development and shareholders
The Munksjö Oyj share is traded on Nasdaq Helsinki under the trading symbol MUNK1 and as of 8 December 2014 also on Nasdaq Stockholm under the trading symbol MUNK1S. All shares carry one vote each and have equal rights. The share capital of Munksjö Oyj amounts to EUR 15,000,000 and the total number of shares as of 2 December 2013 amounts to 51,061,581. Munksjö did not hold any of its own shares in 2014.
The trading in Munksjö Oyj shares on Nasdaq Helsinki commenced on 7 June 2013 and hence the equivalent period January–December 2013 only comprises trading on Nasdaq Helsinki for 142 trading days. During the reporting period January–December 2014, that consisted of 250 trading days, the trading volume on Nasdaq Helsinki was 24,551,000 (2,540,515) shares, equivalent to a turnover of EUR 167,525,209 (12,160,016). The daily average trading volume during the reporting period was 98,204 (17,891) shares and the volume-weighted average share price was EUR 6.92 (4.89). The highest share price in the reporting period was EUR 9.03 (6.10) and the lowest EUR 5.11 (4.62). On the last trading day of the reported trading period, 30 December 2014, the share price was EUR 8.95 (30 December 2013: 5.40) and the corresponding market capitalisation was EUR 457.0 million (30 December 2013: 275.7). In 2014, the Munksjö share price rose by approximately 66% on Nasdaq Helsinki, while the index Nasdaq OMX Helsinki (OMXHPI) rose by approximately 6 per cent and the OMX Helsinki Mid Cap (OMXHMCPI) by 2%.
The trading in Munksjö Oyj shares on Nasdaq Stockholm commenced on 8 December 2014 and hence there is no comparison period. During the reporting period January–December 2014, that only consists of 14 trading days, the trading volume on Nasdaq Stockholm was 1,229,597 shares, equivalent to a turnover of SEK 95,620,490. The daily average trading volume during the 14 trading days was 87,828 shares and the volume-weighted average share price was SEK 77.77. The highest share price in the reporting period was SEK 86.25 and the lowest SEK 76.25. On the last trading day of the reported trading period, 30 December 2014, the share price was SEK 85.50. In 2014, the Munksjö share price rose by 12% during the 14 trading days on Nasdaq Stockholm.
Munksjö’s share is also traded on alternative exchanges, such as BATS Chi-X, however the trading volume on these alternative exchanges during the reporting period was marginal.
At the end of 2014, Munksjö had approximately 11,258 shareholders registered in Euroclear Finland Ab and 311 shareholders registered in Euroclear Sweden AB. The largest shareholders at the end of 2014 were Viknum AB with a holding of 11.40% of total shares and share capital, the Ahlström Capital Group with a holding of 11.05% and Ahlstrom Abp with a holding of 9.40%. Information about the largest shareholders in Munksjö is available on the investor website at www.munksjo.com. The information is updated on a regular basis.
Capital markets day
On 20 November 2014, Munksjö hosted its first Capital Markets Day. During the event the management team gave further insight to the company’s strategy and business prospects, in particular on how the strategic focus will enable growth and profitability improvement. There were no changes to the previously communicated financial targets and outlook. At the Capital Markets Day, Munksjö presented details on how the profitability target of an EBITDA margin of 12% over a business cycle will be achieved. The drivers for profitability development are; profitable growth, to utilise the position as a market and innovation leader, high product and service quality and increased operational efficiency.
The EBITDA margin target will be achieved through efforts and initiatives including; continued organic growth, reinforced market positions in existing product segments, strengthened positions in emerging markets, continued adjustments of the cost structure and measures to improve efficiency in production, and further develop the technical service offering. The EBITDA margin targets to be achieved by the end of 2016 per business area were presented; 15–16% for Decor, 12–13% for Release Liners, 15–16% for Industrial Applications and 9–10% for Graphics and Packaging.
Flagging notifications
During the reporting period January–December 2014, Munksjö received announcements about major changes with regards to the holdings of the largest shareholders. The flagging notifications are presented below. Regularly updated information regarding the largest shareholders of Munksjö is available on the investor website at www.munksjo.com.
Change in the holdings of Antti Ahlström Perilliset Oy, Ahlström Capital Oy and Ac Invest Five B.V.
On 4 April 2014 Munksjö received a flagging notification from Antti Ahlström Perilliset Oy. According to the announcement, Antti Ahlström Perilliset Oy had as a dividend from Ahlstrom Corporation received 179,798 Munksjö shares and the holding of the company had exceeded the threshold of 5%. According to the announcement, the shares in Munksjö Oyj owned by Antti Ahlström Perilliset Oy would be transferred to Ahlström Capital Oy in the planned demerger of Antti Ahlström Perilliset Oy.
On 28 May 2014 Munksjö received two flagging notifications. According to the announcement from Antti Ahlström Perilliset Oy, a total of 2,587,318 shares owned by the company had through the registration of the demerger of the company on 28 May 2014 been transferred to Ahlström Capital Oy, and the holding had fallen below the threshold of 5%. Antti Ahlström Perilliset Oy did not hold any shares in Munksjö Oyj after the registration of the demerger.
According to the announcement from Ahlström Capital Oy, the shares owned by Antti Ahlström Perilliset Oy had through the reg-
54 Munksjö 2014 | Board of Directors’ report

Board of Directors’ report
istration of the demerger of Antti Ahlström Perilliset Oy been transferred to Ahlström Capital Oy. The holding of Ahlström Capital Oy had through the registration of the demerger exceeded the threshold of 5% and the direct and indirect holding corresponded to 6.79% of Munksjö’s shares and voting rights.
On 4 December 2014 Munksjö received two flagging notifications. According to the announcements, the holding of Ahlström Capital Oy in Munksjö had fallen below the threshold of 5% and the holding of its wholly owned subsidiary AC Invest Five B.V. had exceeded the thresholds of 5 and 10%. The direct holding of AC Invest Five B.V. and the indirect holding of Ahlström Capital Oy had increased to 5,637,787 shares, corresponding to 11.04% of Munksjö’s shares and voting rights.
Change in the holding of EQT
On 21 May 2014 Munksjö received a flagging notification from Munksjö Guernsey Holding Limited. According to the announcement, the holding of Munksjö Guernsey Holding Limited in Munksjö had fallen below the thresholds of 20 and 15%. According to the announcement Munksjö Luxembourg Holding S.à.r.l. is a subsidiary to Munksjö Guernsey Holding Limited. The parent company of Munksjö Luxembourg Holding S.à r.l. is EQT’s fund EQT III. After this change in the holding, the total direct and indirect holding of Munksjö Guernsey Holding Limited corresponded to 11.53% of Munksjö’s shares and voting rights.
On 3 December 2014 Munksjö received a flagging notification from Munksjö Guernsey Holding Limited. According to the announcement, the direct and indirect holding of Munksjö Guernsey Holding Limited in Munksjö had fallen below the thresholds of 10 and 5%. According to the announcement, Munksjö Luxembourg Holding S.á r.l. is a subsidiary of Munksjö Guernsey Holding Limited. After this change in the holding, Munksjö Guernsey Holding and Munksjö Luxembourg Holding S.á r.l. do not directly or indirectly hold any shares or voting rights in Munksjö.
Change in the holding of Lannebo Fonder AB
Munksjö Oyj on 21 May 2014 received a flagging notification from Lannebo Fonder AB, according to which the company’s holding in Munksjö had exceeded the threshold of 5%. According to the announcement, the direct holding of Lannebo Fonder AB had increased to 3,067,572 shares, corresponding to 6.01% of Munksjö’s shares and voting rights.
Change in the holding of Viknum AB and Vimpu Intressenter Ab
On 19 November 2014 Munksjö received a flagging notification from Viknum AB and Vimpu Intressenter Ab. According to the announcement, Viknum AB’s direct holding in Munksjö had exceeded the threshold of 10% and the direct holding of Vimpu Intressenter Ab had fallen below the threshold of 5 per cent. According to the announcement, Viknum AB had acquired the total holding in Munksjö of Vimpu Intressenter Ab. As a result of this, the indirect holding of Virala Oy Ab:s had increased to 5,365,000 shares, corresponding to 10.51% of Munksjö’s shares and voting rights. According to the announcement, Viknum AB is a wholly owned subsidiary of Atine Group AB and Atine Group AB is a wholly owned subsidiary of Atine Group Oy. Atine Group Oy is a wholly owned subsidiary of Virala Oy Ab. After the acquisition of the shares, Viknum AB is the only subsidiary of Virala Oy Ab that holds shares in Munksjö.
Change in the holding of Ilmarinen Mutual
Pension Insurance Company
On 10 December 2014 Munksjö received a flagging notification from Ilmarinen Mutual Pension Insurance Company. According to the announcement the holding of Ilmarinen Mutual Pension Insurance had exceeded the threshold of 5% and increased to
3,055,783 shares, corresponding to 5.98% of Munksjö’s shares and voting.
Change in the holding of Ahlstrom Corporation
On 10 December 2014 Munksjö received a flagging notification from Ahlstrom Corporation. According to the announcement the holding of Ahlstrom Corporation had fallen below the threshold of 10% and decreased to 4,800,981 shares, corresponding to 9.40% of Munksjö’s shares and voting.
Decisions taken by Munksjö Oyj’s Annual General Meeting and the organisational meeting of the Board of Directors
Munksjö Oyj’s Annual General Meeting (AGM) was held in Helsinki on 2 April 2014. The AGM adopted the Financial Statements for 2013 and discharged the members of the Board of Directors and the President and CEO from liability for the 2013 financial year.
The AGM resolved that no dividend will be paid for the fiscal year 2013 and to pay funds from the reserve for invested non-restricted equity as return of equity based on the balance of 31 December 2013 adopted by the AGM, the amount of return being EUR 0.1 per share. The return of equity was paid to shareholders who on the record date of the payment 7 April 2014 were registered in the shareholder register of the company held by Euroclear Finland Ltd. The return of equity was paid to the shareholders on 14 April 2014.
The AGM resolved that the number of Board members be seven. Sebastian Bondestam, Fredrik Cappelen, Hannele Jakosuo-Jansson, Elisabet Salander Björklund and Peter Seligson were reelected. Caspar Callerström and Alexander Ehrnrooth were elected as new members of the Board.
The AGM resolved to elect KPMG Oy Ab as the company’s auditor. KPMG Oy Ab has designated Authorized Public Accountant Sixten Nyman as the Responsible Auditor.
The AGM authorised the Board of Directors to resolve to repurchase and to distribute a maximum of 4,000,000 shares of the company as well as to accept them as pledge in one or more instalments. By virtue of the authorisation, the Board of Directors has the right to resolve to distribute a maximum of 4,000,000 own shares held by the company. The authorisations for the Board of Directors to repurchase the company’s own shares, to distribute them as well as to accept them as pledge are valid for 18 months from the close of the AGM but will, however, expire at the close of the next AGM, at the latest.
The organisation meeting of the Board of Directors, which was held immediately after the AGM, elected Peter Seligson as Chairman and Fredrik Cappelen as Vice Chairman of the Board. The Board of Directors appointed two permanent committees, the Audit Committee and the Remuneration Committee. The members of the Audit Committee are Elisabet Salander Björklund (chairman), Alexander Ehrnrooth and Sebastian Bondestam. The members of the Remuneration Committee are Peter Seligson (chairman), Fredrik Cappelen and Hannele Jakosuo-Jansson.
Nomination Board appointed
Munksjö’s Nomination Board comprises representatives of the three largest shareholders of the company and, in addition, two expert members: the Chairman of the Board of Directors and a person nominated by the Board of Directors. The Nomination Board prepares proposals to the AGM for the election and remuneration of the members of the Board of Directors and the remuneration of the members of the Board committees and the Nomination Board.
The following three persons have been appointed as representatives in the Nomination Board:
Munksjö 2014 | Board of Directors’ report 55

Board of Directors’ report
Christian Sinding (EQT),
Thomas Ahlström (Ahlström Capital Oy and others) and
Alexander Ehrnrooth (Vimpu Intressenter Ab and Belgrano Investments Oy).
The Chairman of the Board of Directors Peter Seligson will, according to the charter of the Nomination Board, act as an expert member of the Nomination Board in addition to which the Board of Directors has elected Caspar Callerström as the second expert member of the Nomination Board. The Nomination Board has among its members elected Thomas Ahlström as Chairman.
The right to nominate the shareholder representatives lies with those three shareholders whose share of all the voting rights in the company is on 31 May preceding the next AGM the largest on the basis of the shareholders’ register of Munksjö held by Euroclear Finland.
Ahlstrom Corporation renounced its right to appoint a representative to the Nomination Board due to which the nomination right transferred to the next largest shareholder who would otherwise not have a nomination right. Ahlstrom Corporation has reserved the right to re-evaluate the situation, should any such changes in the composition of the Nomination Board during its term occur, that according to the charter of the Nomination Board would grant the company a new right to appoint a representative to the Nomination Board. The Nomination Board has been appointed by Munksjö Luxembourg Holding S.à r.l. (EQT) and two groups of shareholders, as described below.
Holdings by a group of shareholders, who have agreed to nominate a joint representative to the Nomination Board, are summed up when calculating the share of all the voting rights, provided that the shareholders in question present a joint written request to that effect together with a copy of such an agreement to the Chairman of the Board no later than on 30 May preceding the AGM.
Munksjö has been informed that two such agreements have been made. The first agreement has been made by Antti Ahlström Perilliset Oy, Ahlström Capital Oy, AC Invest Five B.V, Robin Ahlström, Niklas Lund, Johan Gullichsen, Kasper Kylmälä, Michael Sumelius and Carl Ahlström. The second agreement has been made by Vimpu Intressenter Ab and Belgrano Investments Oy.
Christian Sinding, appointed to the Nomination Board of Munksjö Oyj by EQT, resigned on 11 December 2014 from the Nomination Board in accordance with the charter of the Nomination Board. EQT does not as from 4 December 2014 hold any shares in Munksjö. The Nomination Board has in accordance with its charter decided that the composition of the Nomination Board will not be complemented with a new member due to the resignation of Christian Sinding.
Other issues
Munksjö operates in several countries and from time-to-time disputes arise in the course of day-to-day operations. Munksjö is involved in a number of legal actions, claims and other proceedings. The final outcome of these matters cannot be predicted and taking into account all available information to date the outcome is not expected to have a significant impact on the financial position of the company.
Statement of Objections from the European Commission
Munksjö Oyj, Munksjö AB and Ahlstrom Corporation received on
25 February 2014 a Statement of Objections from the European Commission with respect to alleged incorrect or misleading information provided in connection with the merger notification to the European Commission, submitted on 31 October 2012, regarding the business combination of Munksjö AB and Ahlstrom Corporation’s Label and Processing business. The combination was completed in two phases during 2013. In October 2014, the European Commission decided to close the proceedings against Munksjö Oyj, Munksjö AB and Ahlstrom Corporation.
Changes in the Management Team of Munksjö
Kim Henriksson, Executive Vice President and Chief Financial Officer, tendered his resignation from Munksjö Oyj in September 2014 to continue his career outside the company. Kim Henriksson will leave Munksjö during the first quarter of 2015 to join Access Partners, an independent financial advisory firm. Pia Aaltonen-Forsell has been appointed as his successor.
Outlook
The demand outlook of specialty paper products for 2015 is stable. The market situation and demand for Munksjö’s products are expected to remain stable during the first quarter of 2015 following a seasonally somewhat weaker fourth quarter of 2014. Prices of Munksjö’s specialty paper products in local currencies are expected to remain at the same level as in 2014 during the first quarter of 2015.
The annual maintenance and vacation shutdowns in the second and third quarter as well as the seasonal shutdowns at the end of 2015 are expected to be carried out to about the same extent as in 2014.
The business areas will during 2015 continue to work on the ongoing programmes to achieve their respective profitability targets at the end of 2016.
The project aiming to achieve the annual synergy benefits from the business combination was completed in December 2014 and the achieved synergy benefits level of EUR 26 million at the end of 2014 is expected to have a full effect on the financial result for the full year 2015.
The new financing agreement signed in September 2014 is expected to reduce the cost of financing in 2015. At leverage levels and financial ratios at the time of the signing, the annual saving amounts to approximately EUR 5 million of reduced financial expenses. The previously capitalised financing cost of EUR 7.1 million was expensed in 2014. No such cost is expected to occur and affect the result in 2015.
Annual General Meeting 2015
The company’s Annual General Meeting will be held on Wednesday, 15 April 2015 at 1 pm EET at the Finlandia Hall in Helsinki.
The Board of Director’s proposal to pay dividend
There are no distributable retained earnings in the balance sheet as of 31 December 2014 and the Board of Directors proposes that no dividend will be paid for the fiscal year 2014.
Instead the Board of Directors proposes that the AGM would decide to pay funds from the reserve for invested non-restricted equity as return of equity based on the balance of 31 December 2014 adopted by the AGM, the amount of return being EUR 0.25 per share. The return of equity shall be paid to a shareholder who on the record date of the payment 17 April 2015 is registered in the shareholder register of the Company held by Euroclear Finland Ltd. The Board further proposes that the return of equity shall be paid to shareholders on 24 April 2015.
56 Munksjö 2014 | Board of Directors’ report

Group key ratios

Consolidated key ratios

	2014	2013	2012
Margins (adjusted)			
EBITDA margin, %	9.2	6.4	7.0
Operating margin, %	4.5	1.8	2.8
Return (12 months continuous)			
Return on operating capital, % (adjusted)	7.3	2.8	3.9
Return on shareholders' equity, %	1.8	–10.8	–5.1
Capital structure at period's end			
Operating capital, MEUR	673.2	694.8	413.0
Shareholders' equity, MEUR	413.6	423.8	199.5
Interest-bearing net debt, MEUR	225.6	229.3	217.3
Debt/equity ratio, %	54.5	54.1	108.9
Equity/assets ratio, %	35.1	35.6	29.4
Capital expenditure, MEUR	35.1	22.6	14.8
Employees, FTE	2,765	2,216	1,679
Share information*			
Earnings per share, EUR	0.14	–1.97	–0.89
Dividend per share	0.25**	0.10	n/a
Effective dividend yield, %	2.8	1.9	n/a
Price earnings ratio	63.9	n/a	n/a
Dividend per earnings, %	179	n/a	n/a
Shareholders' equity per share, EUR	8.1	8.3	16.2
Average number of shares	51,061,581	29,228,454	12,306,807

* All dividend calculations are based on return of equity

** Board's proposal subject to shareholder approval

Calculation of key figures

Debt/equity ratio
Interest-bearing net debt divided by shareholders' equity including non-controlling interests.

Dividend per earnings
Dividend per share as a percentage of earnings per share.

Earnings per share
Result for the period divided by the average number of shares outstanding.

EBITDA
Operating result before depreciation and amortisation. EBITDA margin EBITDA as a percentage of Net sales.

Effective dividend yield
Dividend per share as a percentage of closing share price.

Equity/assets ratio
Shareholders' equity including non-controlling interests as a percentage of total assets.

Equity per share
Shareholders' equity divided by the number of shares outstanding at the end of the period.

FTE
Number of hours worked divided by normal annual working hours.

Interest bearing liabilities and assets
Liabilities and assets which have a contractual obligation/right to pay/receive interest to/from a financial institution.

Net interest-bearing liability
Interest-bearing assets (including cash and equivalents) less interest-bearing liabilities.

Non-recurring items
Income or expense arising from activities or events outside of normal activities and of a non-recurring nature.

Operating capital
Balance sheet total less interest-bearing assets, tax assets and non interest-bearing operating liabilities, including pension provisions.

Operating margin
Operating result after depreciation and amortisation was a percentage of Net sales.

Price/earnings ratio
Closing share price divided by earnings per share.

Return on shareholders' equity
Result or the year as a percentage of average shareholders' equity.

Return on operating capital
Operating result as a percentage of operating capital.

Munksjö 2014 | Group key ratios 57

Shareholders

Shareholders

Largest registered shareholders as at 31 December 2014*		Number of shares and votes	%
1	Viknum AB	5,820,000	11.40
2	Ahlström Capital Group	5,641,241	11.05
	Ac Invest Five B.V.	5,641,241	11.05
3	Ahlstrom Corporation	4,800,981	9.40
4	Ilmarinen Mutual Pension Insurance Company	3,055,783	5.98
5	Nordea Nordic Small Cap Fund	920,567	1.80
6	Varma Mutual Pension Insurance Company	814,676	1.60
7	Säästöpankki Kotimaa	719,159	1.41
8	Huber Mona	692,767	1.36
9	Tracewski Jacqueline	540,047	1.06
10	Seligson Peter	509,921	1.00
	Seligson Peter	310,652	0.61
	Baltiska Handels A.B.	199,269	0.39
11	Nahi Kaj Anders Bertel	455,087	0.89
12	Nordea Investment Funds	407,945	0.80
13	Kylmälä Tauno Kim Toivo	397,271	0.78
14	Emmett Linda	384,276	0.75
15	Studer Anneli	380,021	0.74
16	OP-Focus Non-UCITS Fund	377,364	0.74
17	Sumelius John Michael	377,331	0.74
18	Lund Niklas Roland	376,739	0.74
19	Gullichsen Johan Erik	358,062	0.70
20	Huber Samuel	353,994	0.69
20 largest shareholders, total		**27,383,232**	**53.63**

*The list of Munksjö Oyj's largest shareholders is based on the information given by Euroclear Finland Ltd and Euroclear Sweden Ltd.
Munksjö Oyj on 21 May 2014 received an announcement, according to which Lannebo Fonder AB's holding in Munksjö had exceeded the threshold of 5 per cent.

Shareholders by sector as at 31 December 2014*	Number of shareholders	Share of shareholders, %	Number of shares	Share of shares, %
Households	10,612	94.3	13,419,594	26.3
Public sector institutions	5	0.0	3,883,313	7.6
Financial and insurance institutions	22	0.2	2,430,686	4.8
Corporations	443	3.9	7,116,631	13.9
Non-profit institutions	82	0.7	514,271	1.0
Foreign and nominee registered owners	94	0.8	23,697,086	46.4
Total	**11,258**	**100.0**	**51,061,581**	**100.0**

*The list of Munksjö Oyj's shareholders by sector is only based on the information given by Euroclear Finland Ltd.

Distribution of shares as at 31 December 2014*	Number of shareholders	Share of shareholders, %	Number of shares	Share of shares, %
1 – 100	7,238	64.3	280,833	0.5
101 – 500	2,858	25.4	590,333	1.2
501 – 1,000	524	4.7	353,896	0.7
1,001 – 5,000	384	3.4	792,121	1.6
5,001 – 10,000	62	0.6	473,022	0.9
10,001 – 50,000	78	0.7	1,741,361	3.4
50,001 – 100,000	52	0.5	3,619,325	7.1
100,001 – 500,000	50	0.4	11,260,645	22.1
500,001 –	12	0.1	31,950,045	62.6
Total	**11,258**	**100.0**	**51,061,581**	**100.0**

*The list of Munksjö Oyj's distribution of shares is only based on the information given by Euroclear Finland Ltd.

58 Munksjö 2014 | Shareholders

Group
Consolidated statement of
comprehensive income
MEUR
Note
2014
2013
2012
Net sales
4
1,137.3
863.3
607.1
Other income
11.4
6.9
2.7
Total income
1,148.7
870.2
609.8
Changes in inventories
1.1
2.2
–7.8
Materials and supplies
–557.2
–447.7
–311.3
Other external costs
5
–292.7
–255.5
–142.4
Personnel costs
7
–200.5
–163.6
–115.5
Depreciation and amortisation
11
–54.0
–39.3
–25.4
Share of profit in associated companies
17
0.0
0.3
0.0
Operating profit
45.4
–33.4
7.4
Financial income
12
6.4
1.0
19.2
Financial costs
12
–34.9
–23.9
–35.5
Net financial expense
–28.5
–22.9
–16.3
Profit/(loss) before tax
16.9
–56.3
–8.9
Taxes
13
–9.2
–1.1
–1.6
Net profit/(loss) for the year
7.7
–57.4
–10.5
Other comprehensive income
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations
–5.7
–1.0
3.5
Change in cash flow hedge reserve
27
–7.3
–2.8
4.0
Cash flow hedge transferred to this year’s result
27
4.5
1.0
3.1
Items that will not be reclassified to profit or loss
Actuarial gains and losses on defined benefit plans
10
–6.3
1.8
–3.8
Tax attributable to other comprehensive income
2.1
0.2
–0.7
Total comprehensive income, net of tax
–5.0
–58.2
–4.4
Profit attributable to:
Parent company shareholders
7.0
–57.7
–11.0
Non-controlling interests
0.7
0.3
0.5
Total comprehensive income attributable to:
Parent company’s shareholders
–5.7
–58.5
–4.9
Non-controlling interests
0.7
0.3
0.5
Earnings per share
Basic earnings per share, EUR
14
0.14
–1.97
–0.89
Diluted earnings per share, EUR
14
0.14
–1.97
–0.89
The accompanying notes are an integral part of these consolidated financial statements.
Munksjö 2014 | Group 59

Group
Consolidated statement
of financial position
Restated*
MEUR
Note
2014-12-31
2013-12-31
2012-12-31
ASSETS
Non-current assets
Tangible assets
16
446.4
459.2
236.4
Goodwill
15
226.7
226.6
155.8
Other intangible assets
15
55.2
56.4
10.7
Associated companies
17
2.2
2.4
2.2
Other non-current assets
3.9
4.1
2.0
Deferred tax assets
13
60.2
54.6
27.8
Total non-current assets
794.6
803.3
434.9
Current assets
Inventory
19
152.2
146.6
90.5
Accounts receivable
23, 27
114.6
128.7
80.6
Other current assets
20
31.8
27.3
11.5
Current tax asset
2.2
0.4
4.4
Cash and cash equivalents
21
84.1
83.1
57.1
Total current assets
384.9
386.1
244.1
TOTAL ASSETS
1,179.5
1,189.4
679.0
* Restated to reflect the adoption of IFRS 11 as explained in note 1.
The accompanying notes are an integral part of these consolidated financial statements.
60 Munksjö 2014 | Group

Group

Consolidated statement of financial position

MEUR	Note	2014-12-31	Restated* 2013-12-31	2012-12-31
EQUITY AND LIABILITIES				
Equity				
Attributable to parent company's shareholders				
Share capital	22	15.0	15.0	7.7
Reserve for unrestricted equity		282.0	287.1	–
Other reserves		386.5	394.4	408.3
Retained earnings		–273.9	–276.3	–220.2
		409.6	**420.2**	**195.8**
Non-controlling interests		4.0	3.6	3.7
Total equity		**413.6**	**423.8**	**199.5**
Non-current liabilities				
Non-current borrowings	24	271.7	270.8	258.9
Loans from shareholders	30	–	–	0.7
Other non-current liabilities		1.0	0.1	1.9
Pension obligations	10	51.0	45.9	35.7
Deferred tax liabilities	13	84.7	85.0	27.6
Non-current provisions	25	23.5	36.1	10.2
		431.9	**437.9**	**335.0**
Current liabilities				
Current borrowings	24	41.6	45.0	14.8
Accounts payable		164.3	167.4	69.6
Liabilities to associated companies		8.3	8.4	10.1
Accrued expenses and deferred income	26	100.0	89.1	42.0
Current tax liabilities	13	8.2	8.3	1.3
Other current liabilities		11.6	9.5	6.7
		334.0	**327.7**	**144.5**
Total liabilities		**765.9**	**765.6**	**479.5**
TOTAL EQUITY AND LIABILITIES		**1,179.5**	**1,189.4**	**679.0**

* Restated to reflect the adoption of IFRS 11 as explained in note 1.

The accompanying notes are an integral part of these consolidated financial statements.

Munksjö 2014 | Group 61

Group

Consolidated statement of changes in equity

	Attributable to owners of the parent								
MEUR	Share capital	Reserve for unrestricted equity	Other contributed equity	Foreign currency translation reserve	Hedging reserve	Retained earnings	Total	Non-controlling interest	TOTAL EQUITY
Balance at 1 January 2012	7.7	–	400.0	4.6	–5.1	–206.5	200.7	3.5	204.2
Profit/(loss) for the year	–	–	–	–	–	–11.0	–11.0	0.5	–10.5
Other comprehensive income before tax	–	–	–	3.5	7.1	–3.8	6.8	–	6.8
Tax on other comprehensive income	–	–	–	–	–1.8	1.1	–0.7	–	–0.7
Total comprehensive income for the year	**0.0**	**0.0**	**0.0**	**3.5**	**5.3**	**–13.7**	**–4.9**	**0.5**	**–4.4**
Dividends	–	–	–	–	–	–	0.0	–0.3	–0.3
BALANCE AT 31 DECEMBER 2012	**7.7**	**0.0**	**400.0**	**8.1**	**0.2**	**–220.2**	**195.8**	**3.7**	**199.5**
Profit/(loss) for the year	–	–	–	–	–	–57.7	–57.7	0.3	–57.4
Other comprehensive income before tax	–	–	–	–1.0	–1.8	1.8	–1.0	–	–1.0
Tax on other comprehensive income	–	–	–	–	0.4	–0.2	0.2	–	0.2
Total comprehensive income for the year	**0.0**	**0.0**	**0.0**	**–1.0**	**–1.4**	**–56.1**	**–58.5**	**0.3**	**–58.2**
New share issue for combination	7.3	165.4	–	–	–	–	172.7	–	172.7
Directed share issue	–	128.5	–	–	–	–	128.5	–	128.5
Share exchange and listing costs	–	–6.8	–	–	–	–	–6.8	–	–6.8
Dividends	–	–	–11.5	–	–	–	–11.5	–0.4	–11.9
BALANCE AT 31 DECEMBER 2013	**15.0**	**287.1**	**388.5**	**7.1**	**–1.2**	**–276.3**	**420.2**	**3.6**	**423.8**
Profit/(loss) for the year	–	–	–	–	–	7.0	7.0	0.7	7.7
Other comprehensive income before tax	–	–	–	–5.7	–2.8	–6.3	–14.8	–	–14.8
Tax on other comprehensive income	–	–	–	–	0.6	1.5	2.1	–	2.1
Total comprehensive income for the year	**0.0**	**0.0**	**0.0**	**–5.7**	**–2.2**	**2.2**	**–5.7**	**0.7**	**–5.0**
Return of capital and dividends	–	–5.1	–	–	–	–	–5.1	–0.3	–5.4
Employee share incentive plan	–	–	–	–	–	0.2	0.2	–	0.2
BALANCE AT 31 DECEMBER 2014	**15.0**	**282.0**	**388.5**	**1.4**	**–3.4**	**–273.9**	**409.6**	**4.0**	**413.6**

The accompanying notes are an integral part of these consolidated financial statements.

62 Munksjö 2014 | Group

Group Consolidated statement of cash flows MEUR Note 2014 2013 2012 Operating activities Profit/(loss) before tax 16.9 –56.3 –8.9 Adjustment for: Depreciation 15,16 54.0 39.3 25.4 Net financial expense 28.5 22.9 16.3 Interest paid and received –17.0 –12.3 –11.4 Tax paid –13.9 –6.4 –4.5 Net cash generated from operating activities before changes in working capital 68.5 –12.8 16.9 Cash flow from changes in working capital Changes in inventories –5.6 4.4 16.0 Changes in operating liabilities –14.9 26.0 21.2 Changes in operating receivables 9.8 28.1 0.9 Net cash generated from operating activities 57.8 45.7 55.0 Investing activities Acquisition of subsidiaries, net of cash acquired 3 – 9.1 – Purchase of tangible fixed assets 16 –33.1 –21.0 –14.0 Purchase of intangible fixed assets 15 –2.0 –1.6 –0.8 Cash flow used in investing activities –35.1 –13.5 –14.8 Financing activities Return of equity and dividends –5.4 –11.9 –0.3 Proceeds from share issue, net of costs – 121.9 – Proceeds from borrowings, net of costs 291.8 306.6 – Repayment of acquired entities borrowings to Ahlstrom – –154.3 – Repayment of borrowings –307.4 –277.5 –1.3 Working capital compensation from Ahlstrom – 9.5 – Cash flow from financing activities –21.0 –5.7 –1.6 CASH FLOW FOR THE YEAR 1.7 26.5 38.6 Cash and cash equivalents at the beginning of the year 83.1 57.1 18.0 Cash flow for the year 1.7 26.5 38.6 Exchange gains/(losses) on cash and cash equivalents –0.7 –0.5 0.4 CASH AND CASH EQUIVALENTS AT YEAR-END 21 84.1 83.1 57.1 The accompanying notes are an integral part of these consolidated financial statements.
Munksjö 2014 | Group 63

Group/notes

Notes

Note 1 Significant accounting policies

General

On 28 August 2012, Munksjö Oyj, Munksjö AB, EQT and Ahlstrom Corporation agreed to form a global leader in specialty papers by combining Munksjö AB with Ahlstrom's Label and Processing business area in Europe (LP Europe) and Brazil (Coated Specialties). The combination of the operations was completed in two phases during 2013. Phase 1, the combination of Munksjö AB with LP Europe, was effected on 27 May following regulatory approvals from the European Commission's Competition Authority and the Brazilian Competition Authority (CADE). The second phase of the combination was completed on 2 December, when the Coated Specialites operation's in Jacarei, Brazil was combined with Munksjö Oyj in a partial demerger. Legally through the Munksjö AB acquisition, Munksjö acquired Munksjö AB by issuing new shares for the shares of Munksjö AB through a share exchange. After this share exchange, Munksjö acquired LP Europe by means of the LP Europe Demerger. Munksjö AB was identified as the acquirer for accounting purposes (IFRS acquiring criteria). Accordingly, in Munksjö Oyj's consolidated financial statements, the share exchange between Munksjö Oyj and the shareholders of Munksjö AB was accounted for as a reorganisation of Munksjö AB and Munksjö AB's net assets were recorded at predecessor carrying amounts with the historical comparatives of Munksjö AB presented for all periods. As Munksjö Oyj became the new parent and listed company the presentation currency was changed from SEK to EUR. The choice of presentation currency represented an accounting policy change and was applied retrospectively in accordance with IAS 8. The exchange differences on translation of foreign operations recognised in other comprehensive income and the statement of changes in equity in this report have been prepared as if the EUR had always been the presentation currency.

Munksjö Oyj, Corporate Identity Number, 2480661-5, is a Finnish company, registered in Helsinki, Finland. The company's address is Kasarmikatu 46–48, 00130 Helsinki. The Financial Statements for 2014 comprise of the Parent Company and its subsidiaries, together called the Group. The Financial Statements and Board of Director's report were approved by the Board of Directors on 4 March 2015 and are expected to be adopted by the AGM on 15 April 2015.

Summary of key accounting policies

The functional currency of the Parent Company is EUR and the Group financial statements are presented in MEUR, unless otherwise indicated.

Non-current assets and non-current liabilities consist of amounts that are expected to be recovered or paid more than 12 months after the reporting period. Current assets and current liabilities consist of amounts that are expected to be recovered or paid within 12 months of the end of the reporting period.

All figures in the accounts have been rounded and consequently the sum of individual figures can deviate from the presented sum figure. Furthermore, all percentages are subject to possible rounding differences.

Basis of preparation

The consolidated accounts have been prepared in accordance with the International Financial Reporting Standards (IFRS) published by the International Accounting Standards Board (IASB) and the interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) as approved by the Commission of the European Communities (EU) for application in the European Union.

The accounting policies outlined below have been applied consistently on the reporting and consolidation of the Parent Company, subsidiaries, as well as when incorporating associated companies and joint arrangements in the consolidated accounts.

New and amended standards adopted by the group

The accounting principles applied remain unchanged compared with the 2013 Annual report except for the following standards or amendments that have been adopted as of 1 January 2014:

- IAS 27 (revised) Separate financial statements
- IAS 28 (revised) Investment in associates and joint ventures
- IFRS 10 Consolidated financial statements
- IFRS 11 Joint arrangements
- IFRS 12 Disclosure of interests in other entities
- Amendments to IFRS 10, 11, 12 – Transition guidance
- IFRIC 21 Levies

The adoption of these standards and amendments did not have a material impact on the financial statements of Munksjö Oyj with the exception of IFRS 11 Joint arrangements. The change affects the accounting treatment of AM Real Estate S.r.l in Turin an entity established as part of the business combination with Ahlstrom Corporation's label and processing business in 2013. The purpose of the entity is to hold the assets shared by Munksjo Italia S.p.A. and the Ahlstrom business remaining at the Turin site. This entity is now treated as a joint operation and Munksjö's recognises the assets, liabilities, revenues and expenses relating to its 50 per cent interest in the joint operation. Previously this entity was accounted for using the equity method.

The change in accounting policy has no impact on published operating profit, net profit, equity or earnings per share. The primary activity of the joint operation is to hold assets therefore the impact from this change on the statement of comprehensive income and statement of cash flows is immaterial. The main change relates to the statement of financial position and is summarised as follows:

- Increase in property, plant and equipment,
- decrease in associated companies,
- decrease in net debt.

Impact on consolidated key ratios

	As published 31 Dec 2013	Change 31 Dec 2013	Restated 31 Dec 2013
Operating capital, MEUR	695.5	–0.7	694.8
Interest-bearing net debt, MEUR	230.4	–1.1	229.3
Debt/equity ratio, %	54.4%	–0.3%	54.1%
Equity/assets ratio, %	35.7%	–0.1%	35.6%

As the impact from the change in policy on the statement of comprehensive income and statement of cash flows is immaterial these primary statements have not been restated. The statement of financial position has been restated as set out below.

64 Munksjö 2014 | Group/notes

Group/notes

Cont. note 1

Restated Condensed statement of financial position

MEUR	As published 31 Dec 2013	Change 31 Dec 2013	Restated 31 Dec 2013
ASSETS			
Non-current assets			
Tangible assets	447.5	11.7	459.2
Associated companies	14.5	–12.1	2.4
Deferred tax assets	53.3	1.3	54.6
Other non-current assets	287.1	0.0	287.1
Total non-current assets	**802.4**	**0.9**	**803.3**
Current assets			
Current assets	302.8	0.2	303.0
Cash and cash equivalents	83.1	0.0	83.1
Total current assets	**385.9**	**0.2**	**386.1**
TOTAL ASSETS	**1,188.3**	**1.1**	**1,189.4**
EQUITY AND LIABILITIES			
Equity	**423.8**	**0.0**	**423.8**
Non-current liabilities			
Non-current borrowings	271.9	–1.1	270.8
Deferred tax liabilities	83.3	1.7	85.0
Other non-current liabilities	82.1	0.0	82.1
Total non-current liabilities	**437.3**	**0.6**	**437.9**
Current liabilities			
Accrued expenses and deferred income	88.6	0.5	89.1
Other current liabilities	238.6	0.0	238.6
Total current liabilities	**327.2**	**0.5**	**327.7**
Total liabilities	**764.5**	**1.1**	**765.6**
TOTAL EQUITY AND LIABILITIES	**1,188.3**	**1.1**	**1,189.4**

Standards issued but not yet effective in the European Union

IFRS 9 Financial instruments will substantially change the classification and measurement of financial instruments; will require impairments to be based on a forward-looking model; will change the approach to hedging financial exposures and related documentation and also the recognition of certain fair value changes. The Group is currently assessing the full impact of IFRS 9.

IFRS 15 Revenue from contracts with customers amends revenue recognition requirements and establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The standard replaces IAS 18 Revenue and IAS 11 Construction contracts and related interpretations. The Group is currently assessing the impact of adopting IFRS 15.

There are no other IFRSs or interpretations which are not yet effective which would be expected to have a material impact on the Group.

Valuation policies applied in the preparation of the financial statements

Assets and liabilities are reported at historical cost, with the exception of certain financial assets and liabilities, which are measured at fair value or amortised cost. Financial assets and liabilities measured at fair value consist of derivative financial intruments.

Translation of foreign currency

Transactions and balances

Transactions in foreign currencies are translated into the functional currency at the transaction date exchange rate. The functional currency is the currency of the primary economic environment in which the Group's companies carry out their business. Monetary assets and liabilities in foreign currencies are translated into the functional currency at the reporting date exchange rate and resulting exchange rate differences are recognised in profit/loss for the year. Non-monetary assets and liabilities recognised at their historical costs are translated at the exchange rate applicable at the time of the transaction. Non-monetary assets and liabilities recognised at fair value are converted into the functional currency at the rate in effect at the time of the fair value assessment.

Group companies

The results and financial position of all Group companies (none of which are operating with hyper-inflation currencies) that have a functional currency other than the presentation currency, are translated into the Group's presentation currency as follows:

Assets and liabilities for each of the consolidated statements of financial position are translated using the exchange rate prevailing at the reporting date. Income and expenses for each of the consolidated statements of comprehensive income are translated using the average exchange rate for the reporting period (provided the average exchange rate constitutes a reasonable approximation of the accumulated effect of the exchange rates that were in force on the transaction date, otherwise income and expenses are translated according to the exchange rate on the transaction date). All resulting translation differences are reported in other comprehensive income. Goodwill and adjustments to fair value that arise during the acquisition of a foreign business are treated as assets and liabilities of that business and translated using the exchange rate prevailing at the reporting date.

Judgements and estimates in the financial accounts

The preparation of the financial statements in accordance with IFRS requires management to make judgements, estimates and assumptions that affect the application of the accounting policies and the figures reported for assets, liabilities, income and expenses. The actual outcome may deviate from these estimates and judgements. The estimates and assumptions are reviewed regularly. Changes in estimates are reported in the period in which they are made. Judgements made by management in the application of IFRS that have a significant effect on the financial statements and estimates that may cause material adjustments to the financial statements in subsequent years are disclosed in greater detail in note 2.

Operating segments

Munksjö's operations are divided up into operating segments based on which parts of the operations the company's chief operating decision maker monitors the business, that is, according to the management approach. The Group's operations are organised in such a way that the senior management team monitors the profit or loss and the operating margin generated by the Group's various product areas. Each operating segment provides regular reports to the senior management team on the outcome of the operating segment's efforts and its resource requirements. Since the senior management team monitors the profit or loss and determines resource allocations based on the product areas for the Group's production and sales, these constitute the Group's

Munksjö 2014 | Group/notes 65

Group/notes
Cont. note 1
operating segments. Munksjö’s operating segments have been identified in accordance with IFRS 8 and comprise the business areas Decor, Release Liner, Industrial Applications and Graphics and Packaging. Unallocated corporate costs and eliminations are reported under the heading Other.
Consolidated financial statements
Subsidiaries
Subsidiaries are companies over which Munksjö Oyj has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.
Acquisition of subsidiaries are recognised in accordance with the acquisition method. The consideration for an acquisition of a subsidiary consists of the fair value of assets given and liabilities incurred or assumed at the date of acquisition. Transaction fees directly attributable to the acquisition are reported directly in the income statement as they arise. Identifiable assets acquired and liabilities assumed and contingent liabilities in a business combination are measured initially at their fair values on the acquisition date, irrespective of the extent of any non-controlling interest. The excess of the consideration over the fair value of the Group’s share of identifiable assets, liabilities and contingent liabilities acquired is recognised as goodwill. If the consideration is less than the fair value of the acquired subsidiary’s assets, liabilities and contingent liabilities, the difference is recognised directly in the income statement. Intra-Group transactions, balances and unrealised gains and losses on transactions between Group companies are eliminated. Accounting policies for subsidiaries are changed where necessary to ensure consistent application of the Group’s policies.
Subsidiaries’ financial accounts are included in the consolidated accounts from the time of acquisition and until the Group no longer has a controlling influence.
Transactions between owners
The Group applies the principle of reporting transactions with non-controlling interests as transactions with equity owners of the Group. Divestments to and purchases from non-controlling interests result in gains and losses for the Group, which are reported in equity. Transactions between owners are reported within shareholders’ equity.
Associated companies
Associated companies are those in which the Group has a significant, but non-controlling influence over operational and financial policies, commonly through holdings corresponding to between 20 and 50 percent of votes. From the point at which a significant influence is obtained, participations in associated companies are reported in the consolidated accounts in accordance with the equity method.
Under the equity method the carrying value of holdings in associated companies are reported in the consolidated accounts in proportion to the Group’s share of equity, together with any goodwill recognized when significant influence or joint control was established. In the Consolidated Statement of Comprehensive Income, “Share of profit in associated companies” includes the Group’s share of earnings after tax attributable.
Where the Group’s share of losses reported by the associated company exceeds the carrying value of the Group’s participations, the value of the participation is reduced to zero. Further losses are not recognised unless the Group has given guarantees to cover losses.
The equity method is applied until the point in time at which the significant influence ceases.
Joint arrangements
The Group applies IFRS 11 to joint arrangements. Under IFRS 11 investments in joint arrangements are classified as either joint operations or joint ventures depending on the contractual rights and obligations of each investor. IFRS 11 is a new accounting standard and the impact on the financial statements is described in more detail under “New and amended standards adopted by the group” above. The Group has identified one joint arrangement and determined it to be a joint operation. The Group recognises its share of assets, liabilities, revenue and expenses in accordance with its contractual rights and obligations.
Transaction eliminated on consolidation
Intra-Group receivables and liabilities, income or expenses and unrealised gains or losses arising from intra-Group transactions between Group companies are eliminated in full when preparing the consolidated accounts.
Unrealised gains arising from transactions with associated companies and joint operations are eliminated to the extent of the Group’s participating interest in the companies. Unrealised losses are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment.
Revenue
Revenue encompasses the fair value of what has been received or is expected to be received for goods sold in the Group’s operating activities. Income is reported excluding VAT, returns and discounts, and after elimination of intra-Group sales.
The Group reports income when the amount can be measured in a reliable manner, when it is likely that future economic benefits will accrue to the company and special criteria have been satisfied for each of the Group’s businesses as described below. The Group bases its assessments on historical outcomes and takes into account customer type, transaction type and special circumstances in each individual case.
Sale of goods
Munksjö’s revenue comprises mainly the sale of manufactured products. Revenue for sales of goods is recognised in the Consolidated Statement of Comprehensive Income when significant risks and rewards associated with the ownership of the goods are transferred to the buyer in accordance with the terms of delivery. The Groups’s terms of delivery are based on Incoterms 2010.
The main incoterms used include;
“Ex-works” where the point of sale is once products leave the mill or warehouse facility as Munksjö ceases to be responsible from that point.
“C” terms where the point of sale is when the products have been handed over to the transport company contracted by Munksjö because the buyer is responsible for the goods from that point onwards.
“D” terms where point of sale is when the products have been delivered to the buyer as Munksjö is responsible for the goods until the buyer has received them in their premises.
Government grants
Government grants are recognised in the Consolidated Statement of Financial Position as deferred income when there is reasonable certainty that the subsidy will be received and that the Group will meet the conditions associated with the grant. Grants related to expense items are recognised on a systematic basis in the Consolidated Statement of Comprehensive Income in the same way and across the same periods as the expenses that the grants are intended to offset. Government grants related to fixed assets reduce the gross cost of the fixed assets.
66 Munksjö 2014 | Group/notes

Group/notes
Cont. note 1
Leasing
Operating leasing agreements
Leases in which a significant part of the risks and benefits of ownership are retained by the lessor are classified as operational leases. Payments made during the leasing period (after deductions for any rewards from the lease provider) are recognised as an expense in the Consolidated Statement of Comprehensive Income on a straight-line basis over the leasing period.
Financial leasing agreements
The Group leases certain tangible fixed assets. Leasing agreements of tangible fixed assets where the Group retains the economic risks and benefits associated with ownership, are classified as financial leases. At the start of the leasing period, financial leases are reported in the Consolidated Statement of Financial Position at the lower of the leased asset’s fair value and the net present value of the minimum lease payments. Each leasing payment is apportioned between the liability and financial costs. The corresponding payment obligations, after deductions for financial costs, are included in the Consolidated Statement of Financial Position, in Non-current and current borrowings. The interest is recognised in the consolidated statement of comprehensive income over the lease term so that each accounting period is assigned an amount corresponding to a fixed interest rate for the liability in the respective period. Financial leased fixed assets are depreciated over the shorter of the asset’s useful life and lease term.
Financial income and expenses
Financial income consists of interest income from financial instruments measured at amortised cost and gains from interest rate swaps. Financial expenses consist of interest expenses on loans, the interest related to discounted provisions, and losses on interest rate swaps.
All borrowing expenses are reported in the consolidated statement of comprehensive income using the effective interest method. Borrowing expenses are not reported in the consolidated statement of comprehensive income to the extent that they are directly attributable to the purchase, construction or production of assets that take considerable time to complete for the intended use or for sale. In such cases they are included in the cost of the assets.
Interest income on receivables and interest expenses on liabilities are calculated using the effective interest method. Interest expenses include transaction fees for loans that are amortised over the loan period.
Current and deferred tax expense
The period’s tax expense is made up of current tax and deferred tax. Tax is recognised in the result except when underlying transactions are reported in other comprehensive income, whereby the associated tax effect is reported in other comprehensive income.
Current tax is tax due for payment or receipt in respect of the financial year, using tax rates enacted or substantially enacted at the reporting date. Adjustment of current tax related to earlier periods is also included.
Deferred tax is calculated using the liability method on temporary differences between the carrying amounts and taxable values of assets and liabilities. Deferred tax is not recognised for temporary differences that arise on initial recognition of goodwill or the initial recognition of assets and liabilities in a transaction other than a business combination that do not affect either the accounting or taxable profit at the time of the transaction.
Deferred tax is not recognised for temporary differences that arise on investments in subsidiaries and associated companies which are not expected to be reversed in the foreseeable future.
The valuation of deferred tax provided is based on how carrying amounts of assets or liabilities are expected to be realised or settled. Deferred tax is calculated by applying the tax rates enacted or substantially enacted at the reporting date.
Deferred tax assets for tax-deductible temporary differences and loss carry forwards are recognised only to the extent it is likely that they will be utilised. The value of deferred tax assets is derecognised when it is no longer deemed likely that they can be utilised. Any additional income tax arising from a dividend is recognised at the same time as the dividend is recognised as a liability.
Deferred tax assets and liabilities are offset when there is a legal right to offset current tax assets and liabilities, and when the deferred tax assets and tax liabilities are attributable to taxes charged by the same tax authority and relate to either the same tax entities or different tax entities, where there is an intention to settle the balances on a net basis.
Financial instruments
A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument in another entity.
Offset of financial instruments
Financial assets and liabilities are offset and recognised with a net amount in the Consolidated Statement of Financial Position only when there is a legal right to offset the recognised amounts and an intention to balance the items with a net amount, or to simultaneously realise the asset and settle the liability. The amounts netted are not significant.
Financial assets
Classification and measurement
IFRS requires financial assets to be classified at initial recognition as: financial assets at fair value through profit and loss, loans and receivables, held to maturity investments, available for sale or as derivatives designated as hedging instruments in an effective hedge. All financial assets are recognized initially at fair value plus transaction costs except for those recorded at fair value through profit and loss. The Group currently does not have any financial assets classified as held to maturity, available for sale or fair value through profit or loss.
Loans and receivables
Loan receivables and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. These assets are initially recorded at fair value and subsequently measured at amortised cost. The amortised cost is determined based on the effective interest calculated at the time of acquisition. Accounts receivable are recognised at the amount estimated to be received, i.e. with a deduction for doubtful receivables.
Cash and cash equivalents comprise cash and short term deposits with a maturity of three months or less. For the purpose of the consolidated statement of cash flows, cash and cash equivalents consist of cash and short term deposits net of outstanding bank overdrafts.
Impairment of financial assets
At each reporting date, the company evaluates whether there is objective evidence that any financial asset or Group of assets may be impaired. Objective evidence constitutes observable events that have an adverse impact on the future cash flows of the financial asset such as overdue receivables or bankruptcy of counterparties. The recoverable amount of instruments measured at amortisised cost such as loans and receivables is calculated as the present value of future cash flows discounted by the effective
Munksjö 2014 | Group/notes 67

Group/notes Cont. note 1 interest rate applicable on the initial recognition of the asset. Impairment is recognised as an expense in the Consolidated Statement of Comprehensive Income. Derecognition A financial asset is derecognised when the rights to receive cash flows from the asset have expired or the rights to receive cash flows from the asset have been transferred . Financial Liabilities IFRS requires financial liabilities to be classified as financial liabilities at fair value through profit or loss, loans and borrowings, payables or as derivatives designated as hedging instruments in an effective hedge. All financial liabilities are recognized initially at fair value and for loan, borrowings and payables net of transaction costs. The Group’s financial liabilities include trade and other payables, borrowings and derivative financial instruments. Borrowings After initial recognition, interest bearing loans and borrowings are subsequently measured at amortised cost using the effective interest rate method. Details of the category in which the Group’s financial assets and liabilities are placed are given under note 23 Financial assets and liabilities. Derivatives and hedge accounting The Group’s derivative instruments have been acquired to hedge its interest, exchange rate, electricity and pulp price exposures. In order to fulfil the requirements on hedge accounting in accordance with IAS 39, there must be a clear hedge relationship. The Group formally designates and documents the hedge relationship to which the Group wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The Group also documents how it will assess the effectiveness of changes in the hedging instruments fair value in offsetting the exposure to changes in the hedged item’s fair value or cash flows attributable to the hedged risk. For the purpose of hedge accounting, hedges are classified as: Fair value hedges, cash flow hedges or hedges of net investment in a foreign operation. The Group does not have fair value hedges or net investment hedging. All derivatives used for financial risk management fulfil the requirements on hedge accounting and are accounted for as follows. The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognised in other comprehensive income in the hedging reserve. The gain or loss relating to the ineffective portion is charged immediately to the profit or loss. Amounts accumulated in equity are reclassified to profit or loss in the periods when the hedged item affects profit or loss. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss in the hedging reserve is recognised when the forecast transaction is recognised in the profit or loss. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is recognised immediately in the profit or loss. The Group uses forward currency contracts as hedges of its exposure to foreign currency risk in forecasted transactions, interest rate swaps to hedge variable rate borrowings and forward commodity contracts for its exposure to volatility in electricity and pulp prices. Tangible assets Owned assets Tangible assets are recognised in the Group at cost less accumulated depreciation and any impairment. The cost includes the purchase price and expenditure directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended. Examples of directly attributable expenses include costs relating to delivery and handling, installation, land registration certificates, consultancy services and legal services. Interest on borrowings directly attributable to the purchase, construction or production of assets that take considerable time to complete are capitalised. The cost for self-constructed tangible assets include expenditure for materials, employee benefits and other manufacturing costs directly attributable to the tangible asset where applicable, as well as estimated expenses for dis-mantling and removing the asset and restoring the site or area where it is located. Tangible assets comprising parts with different useful lives are treated as separate components of tangible assets. The carrying value of a tangible asset is derecognised from the Consolidated Statement of Financial Position on scrapping or sale, or when no future economic benefits are expected from the use, scrapping or sale of the asset. Gains or losses arising from the sale or scrapping of an asset constitute the difference between the sale price and the asset’s carrying value, less direct sales expenses. Gains and losses are recognised as other operating income/expense. Accounting policies for the impairment of assets are shown below. Leased assets Assets leased through financial leasing agreements are recognised as tangible assets in the Consolidated Statement of Financial Position and initially valued at the lower of the fair value of the leased item and the present value of the minimum lease payments at the commencement of the agreement. Obligations to pay future lease payments are recognised as current and non-current interest bearing liabilities. Subsequent expenditure Subsequent expenditure is capitalised only if it is probable that the future economic benefits associated with the asset will accrue to the company and the cost can be measured reliably. All other subsequent expenses are expensed in the period they arise. A subsequent expenditure is added to the cost if the expense relates to the replacement of identified components or parts thereof. Any non-depreciated carrying amounts for replaced components, or parts of components, are scrapped and derecognised in connection with replacement. Repairs are expensed as they are incurred. At paper mills, maintenance shutdowns are carried out at regular intervals. The major maintenance measures that recur on these occasions are treated as a separate component. Depreciation is carried out over time up until the next maintenance shutdown, which normally occurs after 12–18 months. Depreciation policies Depreciation is charged on a straight line basis over the asset’s estimated useful life. The Group applies the component approach, whereby the components’ useful lives form the basis for depreciation. The following depreciation periods are used: 68 Munksjö 2014 | Group/notes

Group/notes Cont. note 1 Industrial buildings 20 years Office buildings 30–50 years Land improvements 20 years Machinery used for pulp and paper 10–30 years Other machinery 10 years Vehicles, equipment and components 2–5 years The residual value and useful life of each asset is assessed annually. Intangible assets Goodwill Goodwill is reported at cost less any accumulated impairment. Goodwill is allocated to cash generating units and tested for impairment annually (see accounting principle Impairment of tangible and intangible assets and participations in associated companies). Goodwill arising from the acquisition of associated companies is included in their carrying value. Research and development Munksjö has product and process development activities focusing mainly on meeting customer requirements in relation to product properties and adaptations. Activities are divided into a research phase and a development phase. Examples of expenditure included in the research phase are costs related to acquiring new knowledge, and costs relating to the evaluation of and search for alternative paper grades and production processes. Costs for the research phase are expensed immediately in the Consolidated Statement of Comprehensive Income. Where research results or other knowledge are applied to achieve new or improved processes, product development expenditure is recognised as an asset in the Consolidated Statement of Financial Position if the product or process is technically and commercially viable and the company has sufficient resources to complete development and subsequently use or sell the intangible asset. The carrying amount includes costs for materials, direct costs for salaries and other direct costs attributable to the asset. Other development expenses are recognised in the Consolidated Statement of Comprehensive Income as an expense as they arise. Software Costs for the development and maintenance of software are expensed as incurred. Costs that are directly linked to the development of identifiable and unique software products controlled by the Group and likely to have economic benefits for more than one year are recognised as intangible assets. Electricity certificates Electricity certificates are awarded for production of electricity from renewable resources and are measured at the estimated fair value and recognised as accrued income. Corresponding income is recognised in operating profit/loss as a correction of electricity costs and the certificate is divested in the following month. Emission rights Munksjö has been allocated rights for the emission of carbon dioxide within the EU trading scheme. Estimated surplus or deficit of emission allowances allocated compared to the expected amount required are reported at fair value as an asset or liability with corresponding amount recorded in energy income or expense. The surplus or deficit is recorded at market value on an ongoing basis with changes recorded in the income statement. Amortisation of intangible assets Amortisation is reported over the asset’s estimated useful life. Goodwill and other intangible assets with an indefinite useful life or that are not yet ready for use are tested for possible impairment annually and as soon as indications arise that the asset in question may have decreased in value. Intangible assets with a definite useful life are amortised from the point at which they are available for use. The estimated useful lives for capitalised development expenditure and software is 3–7 years. The useful lives of assets are reassessed at least once a year. Impairment of tangible and intangible assets The value of tangible and intangible assets with definite useful lives are tested for impairment if there is an indicator that they may have suffered impairment. If a need for impairment testing is indicated, the recoverable amount of the asset is calculated. The recoverable amount for goodwill and other intangible assets with indefinite useful lives and intangible assets that are not yet ready for use is calculated annually. When independent cash flows cannot be established for an individual asset, and its fair value less selling expenses cannot be used, assets are grouped at the lowest level at which largely independent cash flows can be identified – this is known as a cash generating unit. Impairment is recognised when an asset’s or cash generating unit’s (Group of units’) carrying value exceeds the recoverable amount. Impairment is recognised as an expense in the Consolidated Statement of Comprehensive Income. Impairment identified for a cash generating unit (Group of units) is applied first to goodwill. After this, a proportional impairment of all other assets included in the unit (Group of units) is implemented. The recoverable amount is the higher of fair value less selling expenses and value in use. Upon calculating the value in use, future cash flows are discounted at a discount rate that takes into account the risk-free interest and the risk associated with the specific asset. Reversal of impairment The impairment of assets is reversed if there is an indication that it is no longer necessary, and there has been a change in the assumptions which formed the basis of the calculation of the recoverable amount. However, impairment of goodwill is never reversed. A reversal is only made to the extent that the asset’s carrying value after reversal does not exceed the carrying value that the asset would have had, with a deduction for depreciation, if no impairment had been carried out. Impairments of investments or loans held to maturity or loan receivables and accounts receivable recognised at amortised cost are reversed if a subsequent increase in the recoverable amount can be objectively attributed to an event that occurred after the impairment was implemented. Inventories Inventories are stated at the lower of cost and net realisable value. The cost for inventories is based on the first-in first-out principle (FIFO) and includes expenses arising upon acquisition of the inventories and their transport to their current location and condition. For manufactured goods and work in progress, cost includes a reasonable proportion of indirect expenses based on normal capacity. The net realisable value is the expected sale price less expected selling costs. Munksjö 2014 | Group/notes 69

Group/notes Cont. note 1 Earnings per share Earnings per share is calculated by dividing the Group profit or loss attributable to ordinary shareholders of the parent company by the weighted average number of ordinary shares outstanding during the period. The dilutive effect of equity settled share based payments is included in the computation of diluted earnings per share. Employee benefits Pension commitments Group companies operate various pension schemes. These schemes are generally funded through payments to insurance companies or trustee administered funds, where the payments are established based on periodic actuarial calculations. The Group has both defined benefit and defined contribution plans. A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity. The Group has no legal or constructive obligations to pay further contributions if this legal entity does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. A defined benefit plan is a pension plan that is not a defined contribution plan. The distinguishing feature of defined benefit plans is that they define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and salary. The liability recognised in the Consolidated Statement of Financial Position with respect to defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of the plan assets. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The current value of the defined benefit obligation is established by discounting estimated future cash flows using market yields on high quality corporate bonds issued in the same currency as the benefits will be paid in and with a term comparable with the pension liability. If there is no active market for such corporate bonds, the market rate for government bonds with a corresponding maturity is used instead. The obligations for retirement and survivors’ pension for professional employees in Sweden are insured through a policy with Alecta. Sufficient information is not available to use defined benefit accounting for this multi-employer plan therefore it is accounted for as if it is a defined contribution plan. Actuarial gains and losses resulting from experience adjustments and changes in actuarial assumptions are recognised in other comprehensive income for the year during the period in which they arise. Past-service costs are recognised immediately in profit/loss for the year, unless the changes to the pension plan are conditional on the employees remaining in service for a specified period of time. In this case, the past-service costs are amortised on a straight-line basis over the vesting period. For defined contribution pension plans, the Group pays fees to publicly or privately managed pension insurance plans on a compulsory, contractual or voluntary basis. The Group has no other payment obligations once the fees are paid. The fees are reported as personnel costs when they fall due for payment. Prepaid fees are reported as an asset to the extent that cash repayment or reduction of future payments can benefit the Group. Severance benefits An expense for remuneration in connection with termination of employment for employees is recognised only if the company is demonstrably obliged in a formal detailed plan to terminate employment ahead of the normal point in time, with no realistic possibility of withdrawal. When remuneration is paid as an incentive for voluntary redundancy, an expense is recognised if it is likely that the offer will be accepted and the number of employees accepting the offer can be reliably estimated. Share based payments Employees of the Group receive remuneration in the form of share based payments, whereby employees render services as consideration for equity instruments (equity-settled transactions). The cost of equity settled transactions is determined by the fair value at the date when the grant is made using an appropriate valuation model described in more detail in note 9. That cost is recognised over the period in which the performance and service conditions are fulfilled in “Personnel costs”, together with a corresponding increase in retained earnings in equity. The cumulative expense recognised for equity settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest, with regard to service and non-market performance conditions (see note 9). The amount recognised in the income statement represents the movement in the cumulative expense recognised at the beginning and end of the period. The employee related income taxes payable in connection with the share based payments are treated as cash settled transactions measured initially at fair value at the grant date. The fair value is expensed over the vesting period with the recognition of a corresponding liability. The liability is measured to fair value at each reporting date with changes recorded in the income statement. Social security contributions are measured initially at fair value and expensed over the vesting period. The liability is measured to fair value at the each reporting date. Provisions A provision differs from other liabilities in that there is a degree of uncertainty regarding the timing of the payment or its size to settle the provision. A provision is recognised in the Consolidated Statement of Financial Position when the Group has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic resources will be required to settle the obligation and a reliable estimation of the amount can be made. Provisions are made based on the best estimate of the amount required in order to settle the present obligation on the reporting date. Guarantees A provision is made for guarantees when the underlying products or services are sold. The provision is based on historical data regarding guarantees and a total appraisal of conceivable outcomes in relation to the probabilities with which those outcomes are associated. Restructuring A provision for restructuring is reported when the Group has adopted a comprehensive and formal restructuring plan, and the restructuring has either been started or announced. No provisions are made for future operating losses. Contingent liabilities A contingent liability is recognised when there is a possible obligation arising from past events and the existence of which is substantiated only by one or more uncertain future events, or when there is an obligation which is not recognised as a liability or provision because it is not likely that an outflow of resources will be required. 70 Munksjö 2014 | Group/notes

Group/notes Note 2 Judgements and estimates According to corporate management, the following assessments and estimates are critical to the amounts recognised in the accounts, and there is a risk that future events and new information affect the basis for these assessments and estimates: Goodwill Every year, Munksjö carries out impairment testing of goodwill. The goodwill is divided among cash-generating units corresponding to the Group’s operating segments. The value in use of the cash-generating units is calculated based on the existing plans of the Group. The plans are based on market assumptions and comprise expected future cash flows for the existing operations, which are discounted with the relevant weighted average cost of capital (WACC). No impairment has been determined. The Group’s recognised goodwill as of 31 December 2014 amounted to EUR 226.7 million, see note 15. Environment Supported by environmental legislation in various countries, the authorities bring up issues regarding soil explorations and potential remediation in case of discontinued operations. The responsibility for any remediation is decided on a case-by-case basis, often aided by reasonability assessments. The provisions for environmental costs connected to discontinued operations are based on assessments regarding future restoration costs. Changes in assumptions or legislation may result in additional costs. Pensions The costs for and values of the pension commitments related to defined benefit pension plans are based on actuarial calculations based on assumptions made regarding discount rates, expected return on plan assets, future salary increases, inflation, and demographic distribution. Changes in these assumptions will result in volatility in the pension obligation. The net of the Group’s pension commitments and the value of the plan assets amounted to EUR 51.0 million as of 31 December 2014, see note 10. Taxes Deferred tax is calculated on temporary differences between the carrying amounts and taxable values of assets and liabilities. Assessments and estimates are made to determine the value of various assets and liabilities and regarding the future taxable profit in case the future recovery of deferred tax assets would depend upon this. As of 31 December deferred tax assets of EUR 60.2 million were recognised, see note 13. Note 3 Business combinations On 28 August 2012 Munksjö Oyj (Munksjö), Ahlstrom Corporation, Munksjö AB and Munksjö Luxembourg Holding S.à r.l. (EQT) entered into a business combination agreement for the purpose of combining the business operations of Ahlstrom Corporation’s Label and Processing business in Europe (LP Europe), Ahlstrom Corporation’s Label and Processing business in Brazil (Coated Specialties) and Munksjö AB into Munksjö (Combination or Combination Agreement). The combination was completed in two phases. The first phase of the combination, in which LP Europe was combined with Munksjö AB, was registered on 27 May 2013 through the following transactions as set out below: • EQT as a majority owner of Munksjö AB, together with certain minority shareholders of Munksjö AB, contributed all their respective Munksjö AB shares to Munksjö in exchange for newly issued shares of Munksjö (Munksjö AB Acquisition). • Ahlstrom has contributed all the assets and liabilities that belong to LP Europe to Munksjö through a partial demerger, whereby Ahlstrom’s shareholders have received newly issued shares of Munksjö as contribution. The execution of the LP Europe Demerger has been registered with the Finnish Trade Register on 27 May 2013. • Ahlstrom, EQT III Limited through Munksjö Luxembourg Holding S.à r.l. and certain institutional investors have made an equity investment in Munksjö in the amount of EUR 128.5 million in a directed share issue of Munksjö. • Munksjö’s shares have been listed on the official list of the Helsinki Stock Exchange on 7 June 2013. The completion of the combination agreement was subject to the receipt of the approval from the European Commission’s competition authority. Ahlstrom Corporation and Munksjö AB provided certain commitments in order to enable the European Commission to declare the Combination compatible with the common market and EEA Agreement. The main commitment was that Ahlstrom’s pre-impregnated decor and abrasive business in Osnabrück, Germany be sold and that the mill be separated to such an extent that Ahlstrom’s remaining business in Osnabrück and the operations to be sold can operate independently of each other. The total estimated costs to complete the separation are expected to be MEUR 14.2 shall be borne by Munksjö and have been recorded in the 2013 and 2014 income statement. The intangible assets and some consignment inventories of the Silco business at Osnabrück have been transferred to Munksjö for a consideration of EUR 1.0 million. In the second phase, which was completed on 2 December, Coated Specialties was combined into Munksjö through the execution of the Coated Specialties demerger, in which Ahlstrom contributed all the assets and liabilities that belong to Coated Specialties to Munksjö through a partial demerger, whereby Ahlstrom’s shareholders received 12,291,991 newly issued shares of Munksjö as consideration. Legally through the Munksjö AB acquisition, Munksjö acquired Munksjö AB by issuing new shares for the shares of Munksjö AB through a share exchange. After this share exchange, Munksjö acquired LP Europe by means of the LP Europe Demerger. Munksjö AB was identified as the acquirer for accounting purposes (IFRS acquiring criteria). Accordingly, in Munksjö’s consolidated financial statements, the share exchange between Munksjö and the shareholders of Munksjö AB is accounted for as a reorganisation of Munksjö AB and Munksjö AB’s net assets are recorded at predecessor carrying amounts with the historical comparatives of Munksjö AB presented for all periods. Accordingly, LP Europe, as Munksjö 2014 | Group/notes 71

Group/notes Cont. note 3 the other party to the Combination is accounted for using the acquisition method with Munksjö AB as the acquirer for accounting purposes. Munksjö Oyj as the receiving entity in the demerger issued 11,597,326 new shares to Ahlstrom’s shareholders as demerger consideration. As there was no quoted market price for the shares at the time of the completion of the combination, the fair value was derived through a valuation mechanism agreed by the parties to the combination for their respective businesses. The arm’s length valuation of the combining businesses was determined based on their relative EBITDA contribution as well as EBITDA multiples of relevant peers as adjusted for net debt and pension liabilities. The fair value of the LP Europe business amounted to MEUR 106. The following table summarizes the consideration transferred for LP Europe, the provisional fair value of assets acquired and liabilities assumed at the acquisition date. Acquisition related costs of EUR 7.5 million have been charged to other external costs in the consolidated income statement for the period ended 31 December 2012, EUR 26.4 million for the period ended 31 December 2013 and EUR 0.7 million for the period ended 31 December 2014. This includes the EUR 14.2 million costs related to Osnabrück commitments described above. MEUR Total consideration transferred 106.0 Provisionally recognised amounts of identifiable assets acquired and liabilities assumed Tangible assets 183.1 Other intangible assets 26.7 Associated companies 12.0 Deferred tax assets 10.8 Inventories 53.9 Accounts receivable 54.2 Other current assets 5.5 Cash and cash equivalents 9.1 Non-current borrowings –2.5 Pensions obligations –11.7 Deferred tax liabilities –42.1 Current borrowings –155.0 Accounts payable –85.3 Accrued expenses and deferred income –12.4 Total identifiable net assets 46.3 Goodwill 59.7 The fair value of trade and other receivables is EUR 65.5 million and includes trade receivables with a fair value of EUR 56.7 million. The gross contractual amount for trade receivables due is EUR 57.5 million of which EUR 0.8 million is expected to be uncollectible. On 2 December 2013 Coated Specialties was combined into Munksjö through the execution of the Coated Specialties demerger, in which Ahlstrom contributed all the assets and liabilities that belong to Coated Specialties to Munksjö through a partial demerger, whereby Ahlstrom’s shareholders received 12,291,991 newly issued shares of Munksjö as consideration. The fair value of the consideration amounted to EUR 66.7 million based on Munksjö’s share price of EUR 5.43 which corresponds to the quoted opening price of Munksjö’s share price as of 2 December 2013 on the Helsinki Stock Exchange. The following table summarizes the preliminary consideration transferred for Coated Specialties, the provisional fair value of assets acquired and liabilities assumed as at 2 December 2013. MEUR Preliminary consideration transferred 66.7 Recognised amounts of identifiable assets acquired and liabilities assumed Tangible assets 48.4 Other intangible assets 21.3 Inventories 6.6 Accounts receivable 16.1 Other current assets 6.9 Net deferred tax liabilities –14.8 Provisions –5.5 Accounts payable –13.7 Accrued expenses and deferred income –3.9 Other current liabilities and provisions –6.0 Total identifiable net assets 55.4 Goodwill 11.3 The total goodwill resulting from phase I and phase II of the business combination amounts to EUR 71.0 million and represents the acquired workforce and synergies expected to be realised from combining the operations of Munksjö L.P Europe and Coated Specialities, mainly relating to procurement, production efficiency, economies of scale and improved overall performance and efficiency within the organisation. As part of the synergy plan, Munksjö and Ahlstrom will establish joint sourcing activities. The goodwill is not expected to be deductible for tax purposes. The revenue and operating result included in the consolidated income statement from 27 May 2013 to 31 December 2013 contributed by LP Europe was EUR 257.0 million and EUR –15.3 million respectively. The revenue and operating result included in the consolidated income statement from 2 December to 31 December 2013 contributed by Coated Specialities was EUR 5.9 million and EUR 0.1 million respectively. Had LP Europe and Coated Specialities been consolidated from 1 January 2013, the consolidated income statement for the year ended 31 December 2013 would show pro forma revenue of EUR 1,120.3 million and pro forma operating result of EUR –11.3 million. Note 4 Segment information The Munksjö Group is an international specialty paper company with a unique product offering for a large number of industrial applications and consumer-driven products. Founded in 1862, Munksjö is among the leading producers in the world of high-value added papers within attractive market segments such as decor paper, release liners, electrotechnical paper, abrasive backings and interleaving paper for steel. Given Munksjö’s global presence and way of integrating with its customers’ operations, the company forms a global service organisation with approximately 2,900 employees. Production facilities are located in France, Sweden, Germany, Italy, Spain, Brazil and China. Munksjö is organised in four business areas and five group functions. The business areas are Decor, Release Liners, Industrial Applications and Graphics and Packaging. The five group functions include Finance, Human Resources and Communications, Strategic Development, Legal and Sales Offices. The Management Team consists of the CEO, functional managers and managers of the various business areas. The members of the Management 72 Munksjö 2014 | Group/notes

Group/notes

Cont. note 4

Team are nominated by the CEO and appointed by the Board of Directors. The CEO assisted by the Management Team is the chief operating decision maker. Management has determined the operating segments based on the information reviewed by the CEO for the purposes of allocating resource and assessing performance.

Inter-segment sales are made at market prices and no individual customer accounts for more than 10 per cent of the company's income.

Business area Decor

The products of Decor business area include decor paper and pharmaceutical leaflet paper. Decor paper is used in furniture, kitchen laminate, flooring and interior/exterior architecture. Pharmaceutical leaflet papers are thin, light-weight papers used by the pharmaceutical and cosmetics industries.

Business area Release Liners

The products of Release Liners business area include release papers, coated specialties and pulp. Release papers are used as a carrier of different pressure sensitive adhesives labels and materials, which are mainly used in areas of, inter alia, retail and pricing labelling, for office labelling, and a broad range of self-adhesive tapes and materials for graphic or industrial applications. The business area incorporates specialty pulp which previously was reported as a separate segment and also includes the Brazilian operation, Coated Specialties, which will serve the South American market with self-adhesive products and flexible packaging.

Business area Industrial Applications

The products of Industrial Applications include specialty papers for industrial use. Examples of products include abrasive backings for the production of coated abrasive products to be used to sand or polish materials in many industrial sectors such as automotive, furniture, wood, metal and building/construction industries, electrotechnical paper for insulation of transformers, bushings and cables, Spantex™ balancing foils for veneer to be used in wood-based panels, thin paper for protection in the stainless steel, aluminium and glass industries and fine art paper used for, inter alia, watercolour painting and digital printing.

Business area Graphics and Packaging

The products of Graphics and Packaging include flexible packaging paper, metallizing base paper and graphics & industrial paper. Flexible packaging paper is used in manufacturing of packaging, mainly in the food industry. Metallizing paper is mainly used in labels for, inter alia, beverages, primarily beer and other alcoholic drinks and in tobacco package inner liner. Graphics & industrial papers refer mainly to uncoated papers for repositionable notes, thermal base paper, interleaving paper, envelope windows and other graphic papers.

Other and eliminations

The costs remaining in segment Other include head office costs comprising the following functions, CEO, Group Finance, Treasury, Investor Relations, Strategy, Legal, Communications, Group IT and HR. The head office costs comprise mainly of salaries, rents and professional fees. Segment Other also includes certain other exceptional costs not used in the assessment of business area performance.

MEUR	2014	2013	2012
Head office costs	–12.9	–9.4	–6.3
Hedging	–4.2	–0.8	0.6
Business combination transaction costs (note 3)	–	–13.4	–7.5
Osnabrück commitments (note 3)	–0.7	–13.5	–
EU commission response	–1.4	–	–
Restructuring and other exceptional costs	–0.9	–3.0	–0.9
	–20.1	**–40.1**	**–14.1**

Financial expenses, financial income, and income tax are dealt with at Group level. Income and expenses that have been reported to corporate management are valued in the same way as in external financial reporting. Assets and liabilities reported to corporate management are valued in the same way as in external financial reporting.

MEUR 2014	Decor	Release Liners	Industrial Applications	Graphics and Packaging	Other and eliminations	Group
Net sales, external	373.8	437.2	157.0	172.8	–3.5	1,137.3
Net sales, internal	0.9	8.8	2.2	0.0	–11.9	0.0
Net sales	**374.7**	**446.0**	**159.2**	**172.8**	**–15.4**	**1,137.3**
Operating profit	**35.8**	**15.3**	**16.3**	**–1.9**	**–20.1**	**45.4**
Net financial expense						–28.5
Tax						–9.2
Profit/loss for the year						**7.7**
Other information						
Additions to fixed assets	8.1	13.0	7.1	13.7	4.6	46.5
Depreciation and amortisation	9.1	28.2	7.5	6.4	2.8	54.0
Average number of employees	877	845	556	432	55	2,765

Munksjö 2014 | Group/notes 73

Group/notes

Cont. note 4

MEUR 2013	Decor	Release Liners	Industrial Applications	Graphics and Packaging	Other and eliminations	Group
Net sales, external	367.4	241.4	151.7	102.4	0.4	863.3
Net sales, internal	0.8	7.7	6.3	–	–14.8	0.0
Net sales	**368.2**	**249.1**	**158.0**	**102.4**	**–14.4**	**863.3**
Operating profit	**14.5**	**–2.5**	**7.3**	**–12.6**	**–40.1**	**–33.4**
Net financial expense						–22.9
Tax						–1.1
Profit/loss for the year						**–57.4**
Other information						
Additions to fixed assets	4.5	7.5	5.7	1.9	3.0	22.6
Depreciation and amortisation	11.8	15.3	7.5	3.6	1.1	39.3
Average number of employees	888	465	556	262	45	2,216

MEUR 2012	Decor	Release Liners	Industrial Applications	Graphics and Packaging	Other and eliminations	Group
Net sales, external	367.6	93.5	146.0	–	0.0	607.1
Net sales, internal	0.8	4.7	2.2	–	–7.7	0.0
Net sales	**368.4**	**98.2**	**148.2**	**0.0**	**–7.7**	**607.1**
Operating profit	**19.1**	**–1.8**	**4.2**	**–**	**–14.1**	**7.4**
Net financial expense						–16.3
Tax						–1.6
Profit/loss for the year						**–10.5**
Other information						
Additions to fixed assets	4.7	3.3	5.9	–	0.9	14.8
Depreciation and amortisation	10.7	6.7	7.5	–	0.5	25.4
Average number of employees	911	169	568	–	31	1,679

Net sales per market, MEUR	2014	2013	2012
Germany	188.8	152.6	123.1
Sweden	18.8	22.5	23.0
Rest of the European Union	539.7	416.2	235.7
Rest of Europe	78.8	68.6	36.4
Asia	125.4	89.5	72.6
Other	185.8	113.9	116.3
Group total	**1,137.3**	**863.3**	**607.1**

Net sales in the table above has been divided based on customers' geographic location.

Operating capital per country, MEUR	2014	2013	2012
Germany	181.6	188.1	201.0
Sweden	135.4	131.2	124.5
France	133.6	156.8	42.6
Italy	113.4	111.6	–
Brazil	71.8	70.0	–
Spain	43.6	43.7	46.2
Other	–6.2	–6.6	–1.3
Group total	**673.2**	**694.8**	**413.0**

Tangible and intangible fixed assets per country, MEUR	2014	2013	2012
Germany	188.4	190.3	195.7
France	161.1	157.8	28.7
Italy	133.0	137.4	–
Sweden	123.4	130.7	138.1
Brazil	76.1	78.6	–
Spain	33.7	33.9	34.2
Other	12.6	13.5	6.2
Group total	**728.3**	**742.2**	**402.9**

Note 5 Other external costs

Group, MEUR	2014	2013	2012
Delivery costs	–47.9	–39.5	–23.9
Energy costs	–104.3	–73.4	–41.0
Repair, maintenance and development costs	–43.6	–33.7	–21.9
Other production costs	–44.2	–32.8	–23.5
Leasing and rental costs	–6.2	–5.8	–2.3
Other	–46.5	–70.3	–29.8
Other external costs	**–292.7**	**–255.5**	**–142.4**

74 Munksjö 2014 | Group/notes

Group/notes

Cont. note 5

Non-recurring items included in Other external costs

Group, MEUR	2014	2013	2012
Business combination transaction costs (note 3)	–	–13.4	–7.5
Commitment in relation to Osnabrück (note 3)	–0.7	–13.5	–
Inventory revaluation (note 3)	–	–2.4	–
Cost for achieving the synergy benefits	1.0	–11.0	–
Other restructuring	–4.2	–	–
Environmental provisions	–	–6.3	–
EU Commission	–1.4	–	–
Other costs	–0.3	–2.5	–1.9
	–5.6	**–49.1**	**–9.4**

In 2014 non-recurring items amounted to EUR –5.6 million. Of these costs, EUR 1.4 million were related to the work in connection with the Statement of Objections from the European Commission, EUR 1.0 million to previous business combinations, primarily the commitment to pay certain costs arising from the divestment of certain businesses in Osnabrück, Germany (in connection with the business combination in 2013) and EUR 3.2 million to costs for other reorganisation activities. Of these costs, EUR 2.7 million were related to the reorganisation of the sales organisation, communicated in the fourth quarter 2014.

In 2013, the non-recurring costs were mainly related to the business combination as described in note 3. The transaction costs are primarily costs for financial and legal advice as well as market studies and similar activities for the assessment of the transaction. Munksjö made a commitment to pay certain costs arising from the divestments of some businesses in Osnabrück, Germany, required by the European Commission as a condition for regulatory approval. Inventory valuation refers to the non-cash revaluation of inventories at the time of acquisition.

The costs for achieving the synergy and integration benefit levels are costs for achieving the communicated synergies including the improvement programme for Graphics and Packaging. The environmental provisions in respect of the closed production facilities in Italy and the USA have increased. Other non-recurring items include, among other things, minor restructuring costs deemed to be unrelated to the synergy benefits programme.

In 2012, the non-recurring costs were also mainly related to the business combination as described in note 3.

Note 6 Remuneration to auditors

The annual general meeting held in 2014 resolved in accordance with the proposal of the Board to elect KPMG Oy Ab as the company's auditor. KPMG Oy Ab has designated Authorized Public Accountant Sixten Nyman as the Responsible Auditor. The AGM further resolved that the auditor's remuneration be paid according to invoicing accepted by the company. In 2013 the audit of Munksjö Oyj was performed by PwC with Munksjö AB and subsidiaries audited by EY and in 2012 the audit was carried out by EY.

MEUR	2014	2013	2012
KPMG			
Audit fees	0.4	–	–
Audit-related fees	–	–	–
Tax service fees	–	–	–
Other fees	0.1	–	–
Total	**0.5**	**–**	**–**
Ernst & Young			
Audit fees	–	0.3	0.6
Audit-related fees	–	0.3	0.2
Tax service fees	–	0.0	0.0
Other fees	–	0.0	0.0
Total	–	**0.6**	**0.8**
PriceWaterhouseCoopers			
Audit fees	–	0.4	–
Audit-related fees	–	0.1	–
Tax service fees	–	0.9	–
Other fees	–	1.0	–
Total	–	**2.4**	**–**

Note 7 Employees

	2014		2013		2012	
Average number of employees	Number	Men %	Number	Men %	Number	Men %
France	1,040	85	812	86	468	94
Sweden	563	83	562	83	572	83
Germany	463	84	458	85	451	88
Italy	262	82	170	79	7	43
Brazil	233	89	19	95	–	–
Spain	162	89	162	88	162	91
Other	42	54	33	66	19	63
Average number of employees	**2,765**		**2,216**		**1,679**	

Munksjö 2014 | Group/notes 75

Group/notes
Cont. note 7
Munksjö Oyj Munksjö Oyj 27 May to 31 Dec 1 Jan to 26 May Board and key management 2014 2013 2013 2012 Board members 7 6 8 8 Women % 29 33 25 25 Men % 71 67 75 75 CEO and key management 10 10 12 12 Women % 20 20 17 17 Men % 80 80 83 83 Personnel costs, MEUR Board Bonus Other 2014 and CEO to CEO employees Board and CEO* 0.8 0.1 France 65.6 Sweden 28.6 Germany 28.9 Spain 8.4 Italy 13.3 Brazil 8.7 Other 2.8 Salaries and other fees 0.8 0.1 156.3 Total salaries and other fees 157.2 Social security fees 40.0 Share based incentive plan 0.6 Other personnel costs 2.7 200.5 Of which are pension fees for CEO 0.2 Of which are pension fees for other employees 9.9 * Does not include long term share plan, see note 8. Board Bonus Other 2013 and CEO to CEO employees Board and CEO 0.7 0.5 France 48.0 Sweden 29.6 Germany 27.7 Spain 8.7 Italy 8.6 Brazil 0.3 Other 1.8 Salaries and other fees 0.7 0.5 124.7 Total salaries and other fees 125.9 Social security fees 33.9 Other personnel costs 3.8 163.6 Of which are pension fees for CEO 0.2 Of which are pension fees for other employees 8.9 Board Bonus Other 2012 and CEO to CEO employees Board and CEO 0.6 0.1 France 20.2 Sweden 27.7 Germany 26.4 Spain 8.3 Italy 0.7 Other 0.3 Salaries and other fees 0.6 0.1 83.6 Total salaries and other fees 84.3 Social security fees 31.1 Other personnel costs 0.1 115.5 Of which are pension fees for CEO 0.1 Of which are pension fees for other employees 5.2 76 Munksjö 2014 | Group/notes

Group/notes

Note 8 Remuneration of the Board of Directors and key management

Remuneration of the Board of Directors and Board Committees

According to resolutions made at the Annual General Meeting on 2 April 2014, an annual fee of EUR 70,000 will be paid to the Chairman of the Board, and annual fees of EUR 35,000 will be paid to the other Board Members appointed by the Annual General Meeting, who are not employed by the company. The chairman of the audit committee will receive EUR 9,000 and other members will receive EUR 6,000. The chairman of the remuneration committee will receive EUR 6,000 and other members will receive EUR 3,000. The chairman and the members of the Nomination board will not receive any compensation.

According to resolutions made at the extra shareholder meeting of Munksjö Oyj on May 2013, an annual fee of EUR 70,000 will be paid to the Chairman of the Board, and annual fees of EUR 35,000 will be paid to the other Board Members appointed by the Annual General Meeting, who are not employed by the company. The chairman of the audit committee will receive EUR 9,000 and other members will receive EUR 6,000. The chairman of the remuneration committee will receive EUR 6,000 and other members will receive EUR 3,000.

Munksjö Oyj

Annual remuneration for period, KEUR		2014[2]	27 May to 31 Dec 2013[1]
Peter Seligson	Chairman	77	46
Fredrik Cappelen		39	24
Elisabet Salander Björklund		44	26
Sebastian Bondestam		41	24
Hannele Jakosuo-Jansson		38	22
Alexander Ehrnrooth	Member since 2014	31	–
Caspar Callerström	Member since 2014	28	4[3]
Jarkko Murtoaro	Resigned 2014	–	–[4]

[1] Period 27 May to 31 December 2013; In addition the Nomination board have been compensated (full year) by EUR 6,000 for the chairman and EUR 3,000 for the board members. The nomination board members are Caspar Callerström (chairman), Peter Seligson, Fredrik Cappelen, Thomas Ahlström and Timo Ritakallio. Compensation to Peter Seligson, Fredrik Cappelen and Caspar Callerström are included in the figures above.

[2] Period 1 January to 31 March 2014; In addition the Nomination board have been compensated (full year) by EUR 6,000 for the chairman and EUR 3,000 for the board members. The nomination board members are Caspar Callerström (chairman), Peter Seligson, Fredrik Cappelen, Thomas Ahlström and Timo Ritakallio. Compensation (3 months) to Peter Seligson, Fredrik Cappelen and Caspar Callerström are included in the figures above. No compensation to the Nomination board for the period 1 April to 31 December 2014.

[3] This amount is compensation for being the chairman of the Nomination board 27 May to 31 December 2013.

[4] Jarkko Murtoaro has renounced his fee.

As discussed in note 1, although legally Munksjö Oyj acquired Munksjö AB, for accounting purposes in accordance with IFRS Munksjö AB is the acquirer. Therefore the remuneration set out in this note for periods prior to 27 May 2013 reflect the costs of Munksjö AB. The remuneration of the board post 27 May represents the remuneration of the Board of Munksjö Oyj.

According to resolutions made at the 2012 Annual General Meeting of Munksjö AB, an annual fee of SEK 550,000 will be paid to the Chairman of the Board, and annual fees of SEK 275,000 will be paid to the other Board Members appointed by the Annual General Meeting, who are not employed by the company. The chairman of the audit committee will receive SEK 75,000 and other members will receive SEK 50,000. The chairman of the remuneration committee will receive SEK 50,000 and other members will receive SEK 25,000.

Munksjö AB

Annual remuneration for period, KSEK		1 Jan to 26 May 2013	2012
Fredrik Cappelen	Chairman from 2009	78	600
Ingvar Petersson		46	350
Richard Chindt		42	325
Jan Åström	CEO	–	–
Caspar Callerström		–	–
Elisabet Salander Björklund		39	300

Remuneration guidelines

The CEO and other key management will be offered a fixed salary (base salary) and, in some cases, variable remuneration and benefits in kind. The total remuneration shall correspond to market practice, be competitive, and related to the executives responsibilities and authority.

Application of the remuneration guidelines

The Board of Directors decides on the remuneration of the CEO based on a proposal by the Remuneration Committee and on the remuneration of the other key management based on a proposal by the CEO, which is reviewed by the Remuneration Committee.

Key management

Key management refers to the CEO, who is also president of the Group, the business areas managers and the managers of various Group functions.

Fixed and variable salary

Salaries and variable remuneration shall be fixed per calendar year. The CEO and other senior executives may be offered variable remuneration. Any variable remuneration shall be limited and in proportion to the fixed salary and be based on the financial objectives of the Group as well as individual targets. The final resolution on the payment of variable remuneration shall be passed by the Board of Directors after the approval of the audited financial statements. Any variable remuneration shall not be pensionable unless otherwise stipulated in any applicable law or in the rules of a general pension plan, e.g. Sweden's ITP occupational pension plan.

Long term incentive plan

The CEO and key management participate in the Group's long term incentive plan as described in note 9. No awards vested during 2014 and the first settlement will occur in 2017. The cost recognised in the 2014 income statement for the CEO and key management amounted to MEUR 0.1 and MEUR 0.1 respectively.

Munksjö 2014 | Group/notes 77

Group/notes

Cont. note 8

Pensions

Pension arrangements for key management include customary occupational pensions and in some cases individually agreed arrangements, consisting of defined benefit and defined contribution plans. The CEO has an individual pension agreement, stating that the company shall contribute an amount corresponding to 35 per cent of the CEO's annual fixed salary per annum for CEO's pension to an occupational pension insurance designated by the CEO. No early retirement has been agreed on between the company and the CEO. The retirement age for the CEO is 65 years.

Other benefits

To the extent that other benefits are paid, they consist of company cars, housing and health insurances.

Notice and severance pay

The CEO's employment agreement may be terminated by the company with a twelve (12) months' notice and by the CEO with six (6) months' notice. If the company terminates the CEO agreement and the CEO has not taken up other employment by the end of the twelve months' notice period, the CEO is entitled to an additional severance pay of his monthly salary during six months, however not longer than until he has taken up other employment.

Remuneration and benefits of key management, KEUR		Gross salary	Variable remuneration	Other benefits	Pension expenses	Total
Jan Åström as CEO of Munksjö Oyj		537	94	1	200	832
Other senior executives of Munksjö Oyj		1,979	276	65	467	2,787
Total 2014		**2,516**	**370**	**66**	**667**	**3,619**
Jan Åström as CEO of Munksjö Oyj	27 May to 31 Dec 2013	339	96	1	99	535
Jan Åström as CEO of Munksjö AB	1 Jan to 26 May 2013	205	416	1	65	687
Other senior executives of Munksjö Oyj	27 May to 31 Dec 2013	1,029	485	84	268	1,866
Other senior executives of Munksjö AB	1 Jan to 26 May 2013	794	880	63	203	1,940
Total 2013		**2,367**	**1,877**	**149**	**635**	**5,028**
Jan Åström as CEO of Munksjö AB		437	54	1	155	647
Other senior executives of Munksjö AB		1,765	278	105	554	2,702
Total 2012		**2,202**	**332**	**106**	**709**	**3,349**

Note 9 Share based payments

Munksjö's Board of Directors on 28 May 2014 approved a long-term share-based incentive programme for Munksjö's senior executives and other key personnel, approximately 35 persons. The objective of this plan is to align the company's financial goals with the objectives of its shareholders and management by an incentive plan based on share ownership in the company. Participants are awarded Matching and Performance Shares, based on an initial investment of saving shares. The Matching and Performance Shares will vest conditional on performance criteria as specified below, holding of investment shares and continued employment of the participant. The vesting date for the 2014 plan is 31 December 2016 which is a 3 year vesting period.

- A-Rights: 1 matching share per saving share with no performance criteria.
- B-Rights: where 1 share will be granted at EUR 200 million dividend capacity, 2 shares will be granted at EUR 225 million dividend capacity and 3 shares will be granted at EUR million 250 dividend capacity. Linear allotment between the levels. Vesting is also conditional on positive absolute TSR for the Company during the vesting period.
- C-Rights: relative TSR, 1 share if TSR is equal or better than an index for the peer group. 2 shares if the TSR is 10 percentage units better than an index for the peer group. Vesting is also conditional on positive absolute TSR for the company during the vesting period.

The absolute TSR condition and relative TSR condition is recognised as a market condition according to IFRS 2 while the dividend capacity condition is recognised as non-market condition. Due to uncertainty whether, and how many of, the Matching and Performance Shares is expected to vest, a Monte Carlo simulation model is used to value the related instruments. For the instruments where vesting is conditional on a market condition the Monte Carlo simulation model is applied to calculate the fair value excluding the present value of future dividends. For the other instruments, the share price excluding the present value of future dividends is the fair value.

The total number of shares granted amounted to 417,474 of which 15,245 were forfeited during the year leaving a closing balance of 402,229. The weighted average fair value of instruments granted was EUR 5.03 and the intrinsic value of instruments expected to vest amounted to EUR 2,999,977. The total cost recognised in the income statement in 2014 amounted to EUR 0.6 million. At 31 December 2014, the cash settled liability amounted to EUR 0.4 million and the amount recognised in equity amounted to EUR 0.2 million.

78 Munksjö 2014 | Group/notes

Group/notes

Note 10 Provisions for pensions and similar obligations

Munksjö has defined benefit pension plans for salaried employees in various countries. The net pension liabilitiy in Sweden, Germany, France, Italy and the US amounted to EUR 12.3, 15.9, 13.5, 7.3 and 2.0 million respectively. The most significant defined benefit plans are based on length of service and the remuneration paid to the employees at or close to their retirement. The calculations are made according to the projected unit credit method with the assumptions set out below. These plans are mainly unfunded except for the US, France and Germany which are partially funded.

Some of the pension obligations for salaried employees in Sweden are recognized in the Statement of comprehensive income according to the FPG/PRI system. Munksjö also has defined contribution pension plans. A certain part of the pension obligations for salaried employees in Sweden are insured through a number of insurance policies. The insurance companies cannot provide sufficient data to recognise the ITP plan as a defined benefit plan, and it is therefore recognised as a defined contribution plan. This year's pension plan contributions amounted to EUR 0.5 (0.5, 0.5) million. The main insurance provider is Alecta and at year-end, their surplus, in the form of its collective funding ratio, amounted to 144% (148%, 129%). The collective funding ratio is the market value of the manager's assets as a percentage of insurance commitments.

The plan assets in the US, France and Germany amounted to EUR 8.0, 8.8 and 0.3 million respectively. The funding policy is to pay the minimum contribution required under law. In the US, the minimum required contribution is expected to fully fund the liability over a seven year period. The plan seeks a return on investment consistent with levels of investment risk that are prudent and reasonable given medium- to long-term capital market conditions and the investment objectives of the Plan. The US assets are invested in the following asset classes with the allocation to each class based on the current assessment plan's committee and investment advisors.

Asset Class	Policy Minimum Allocation %	Policy Maximum Allocation %
Cash or Money Market	0	50
Bond Funds (without Balanced)	20	50
US Large Cap Equity	20	50
US Small / Mid Cap Equity	0	20
International Funds	0	50
Balanced Funds	10	50
Commodity Funds/Alternatives	0	30

The French plans assets comprise of funds managed by external insurance companies where the asset allocation is mainly in low risk bonds. In Germany the plan assets comprise of cash held in escrow.

The tables below show a breakdown of pension costs (net) as recognised in the consolidated statement of comprehensive income, the difference between the commitments and the plan assets and the amounts recognised in the Statement of comprehensive income for each plan:

The amounts recognised in the balance sheet

Assets/liabilities for pension plans

MEUR	2014	2013	2012
Present value of unfunded defined benefit obligations	36.0	33.0	28.2
Present value of funded or partially funded defined benefit obligations	32.1	28.9	14.3
Fair value of plan assets	–17.1	–16.0	–6.8
Pension liabilities for the period	**51.0**	**45.9**	**35.7**

Amounts recognised in the consolidated statement of comprehensive income

MEUR	2014	2013	2012
Service costs for the period	1.8	2.7	1.7
Interest expense and income	1.4	1.5	1.3
Pension costs recognised in net profit/(loss) for the period	**3.2**	**4.2**	**3.0**
Actuarial gains (–) and losses (+) recognised in other comprehensive income	6.3	–1.8	3.8
Total pension costs recognised in total comprehensive income	**9.5**	**2.4**	**6.8**

Changes to defined benefit obligations are stated in the table below:

MEUR	2014	2013	2012
At 1 January	61.9	42.5	37.2
Interest costs	1.9	1.9	1.8
Current year service costs	1.8	2.7	1.7
Benefits paid	–4.3	–3.6	–2.3
Business combinations	0.0	20.5	0.0
Settlements	0.0	–0.3	0.0
Actuarial gains and losses for obligations	6.3	–1.3	3.9
Exchange rate translation	0.5	–0.5	0.2
At 31 December	**68.1**	**61.9**	**42.5**

The fair value of plan assets is shown below:

MEUR	2014	2013	2012
At 1 January	16.0	6.8	6.2
Interest income	0.5	0.4	0.5
Employer contributions	1.0	0.6	0.6
Business combinations	0.0	9.2	0.0
Benefits paid	–1.4	–1.2	–0.5
Actuarial gains and losses	0.0	0.5	0.1
Exchange rate translation	1.0	–0.3	–0.1
At 31 December	**17.1**	**16.0**	**6.8**

Munksjö 2014 | Group/notes 79

Group/notes

Cont. note 10

The major categories of plan assets are as follows:

MEUR	2014	2013	2012
Shares	4.4	3.7	4.1
Bonds	3.6	2.7	2.4
Endowment insurance	8.8	9.3	0.3
Cash in escrow	0.3	0.3	0.0
Total	**17.1**	**16.0**	**6.8**

The table below shows the key actuarial assumptions used to calculate the defined-benefit plan obligations:

Discount rate, %:	2014	2013	2012
Sweden	2.75	3.75	3.50
Germany	1.70 to 1.90	3.00 to 3.20	3.10 to 3.20
France	1.75 to 2.00	3.00 to 3.30	2.80
Italy	1.90	3.25	–
US	4.00	4.50	3.75

Expected future salary increases, %:	2014	2013	2012
Sweden	3.00	3.00	3.00
Germany	2.50	2.50	2.50
France	2.50 to 3.00	3.00 to 3.50	3.50
Italy	n/a	n/a	n/a
US	n/a	n/a	n/a

Expected future pension increases, %:	2014	2013	2012
Sweden	1.50	2.00	1.75
Germany	1.75	2.00	2.00
France	2.00	2.00	2.00
Italy	2.00	2.00	–
US	n/a	n/a	n/a

Sensitivity analysis on pension obligation	Change in assumption, %	Increase in assumption, MEUR	Decrease in assumption, MEUR
Discount rate	0.5	–3.1	3.9
Salary growth rate	0.5	1.5	–0.8
Pension growth rate	0.5	1.8	–1.2
	Year	MEUR	MEUR
Life expectancy	1	1.6	–1.1

Note 11 Depreciation and amortisation

MEUR	2014	2013	2012
Machinery and equipment	–42.3	–30.3	–20.6
Industrial buildings	–6.3	–5.8	–2.8
Other intangible fixed assets	–5.4	–3.2	–2.0
Total depreciation and amortisation	**–54.0**	**–39.3**	**–25.4**

Note 12 Net financial items

MEUR	2014	2013	2012
Interest income from loans and receivables	0.3	0.3	1.7
Exchange rate gains**	6.1	0.7	17.5
Financial income	**6.4**	**1.0**	**19.2**
Interest expense from borrowings	–14.0	–12.5	–10.0
Loss on interest rate swaps*	–0.3	–0.2	–3.7
Unwinding of discount on provisions	–2.5	–1.6	–1.8
Amortisation of capitalised bank fees	–9.0	–4.0	–0.6
Exchange rate losses**	–7.0	–4.4	–19.4
Other financial costs	–2.1	–1.2	0.0
Financial costs	**–34.9**	**–23.9**	**–35.5**
Net financial expense	**–28.5**	**–22.9**	**–16.3**

* The income statement effect of other derivatives such as currency, pulp, electricity are recorded in operating profit (see note 27)

** The foreign exchange gains and losses relate to interest bearning assets and liabilities. Exchange gains and losses on operating items are recorded in operating profit

80 Munksjö 2014 | Group/notes

Group/notes

Note 13 Taxes

MEUR	2014	2013	2012
Profit/loss before taxes	**16.9**	**-56.3**	**-8.9**
Current tax income/expense			
Current tax on profits for the year	-12.0	-10.0	-1.8
Adjustments in respect of prior years	-1.0	-2.3	0.0
	-13.0	**-12.3**	**-1.8**
Deferred tax:			
Relating to recognition and use of tax loss carry forwards	-0.7	6.3	-2.2
Relating to recognition and reversal of temporary Differences	4.5	4.9	2.4
	3.8	**11.2**	**0.2**
Total tax expense	**-9.2**	**-1.1**	**-1.6**

Reconciliation of effective tax rate

MEUR	2014	2013	2012
Profit/loss before taxes	**16.9**	**-56.3**	**-8.9**
Swedish income tax	–	–	2.3
Finnish income tax	-3.4	13.8	–
Effect of other tax rates for foreign subsidiaries	-2.5	-4.5	-0.2
Effect of change in deferred tax rate[1]	–	–	-0.5
Taxes from prior years	1.0	2.3	–
Tax losses carry forward not capitalised	-3.9	-3.8	-0.1
Non-deductible expenses and tax exempt income	-0.4	-8.9	-3.1
Tax in consolidated statement of comprehensive income	**-9.2**	**-1.1**	**-1.6**

[1] The Swedish tax rate decreased from 26.3% to 22.0% from 1 January 2013. The change in the Finnish tax rate from 24.5% to 20% from 1 January 2014 had an immaterial impact.

Change in deferred tax on temporary differences and loss carry forwards, MEUR	Opening balance 2014	Translation Difference	Business combination	Recognised in profit/loss	Recognised in other comprehensive income	Closing balance 2014
Receivables	-0.2	0.0	–	–	–	-0.2
Loss carry forwards	-38.3	1.1	–	0.7	–	-36.5
Untaxed reserves	16.3	-0.9	–	-0.6	–	14.8
Tangible asset	34.0	0.0	–	-3.2	–	30.8
Other	18.6	-0.2	–	-0.7	-2.1	15.6
Net deferred tax liability	**30.4**	**0.0**	**0.0**	**-3.8**	**-2.1**	**24.5**
Liabilities						84.7
Assets						-60.2
						24.5

MEUR	Opening balance 2013	Translation Difference	Business combination	Recognised in profit/loss	Recognised in other comprehensive income	Closing balance 2013
Receivables	-0.1	0.0	–	-0.1	–	-0.2
Loss carry forwards	-27.6	0.6	-5.0	-6.3	–	-38.3
Untaxed reserves	10.1	-0.3	7.1	-0.6	–	16.3
Tangible asset	20.8	-0.2	15.2	-1.8	–	34.0
Other	-3.4	-0.1	24.7	-2.4	-0.2	18.6
Net deferred tax liability	**-0.2**	**0.0**	**42.0**	**-11.2**	**-0.2**	**30.4**
Liabilities						85.0
Assets						-54.6
						30.4

MEUR	Opening balance 2012	Translation differences	Business Combinations	Recognised in profit/loss	Recognised in other comprehensive income	Closing balance 2012
Receivables	-2.0	-0.1	–	–	2.0	-0.1
Loss carry forwards	-30.0	-0.7	–	3.1	–	-27.6
Untaxed reserves	12.2	0.5	–	-2.6	–	10.1
Tangible asset	20.7	0.3	–	-0.2	–	20.8
Other	-2.3	0.0	–	0.1	-1.1	-3.4
Net deferred tax asset	**-1.5**	**0.1**	**–**	**0.3**	**0.8**	**-0.2**
Liabilities						27.6
Assets						-27.8
						-0.2

Munksjö 2014 | Group/notes 81

Group/notes

Cont. note 13

During 2013, the German tax authorities initiated a tax audit of Munksjö Germany Holding GmbH covering the years 2005 to 2010. The authorities identified a number of potential issues and in 2013 the Group paid EUR 2 million to the authorities and a further EUR 5 million had been provided at 31 December. During 2014 the Group reached a settlement and an amount of EUR 5.1 million was paid resulting in a further tax cost of EUR 0.1 million.

The Group has total loss carry forwards of EUR 149.2 (163.4, 122.5) million, which are available for offsetting against future taxable profits in the companies that incurred the losses. The related deferred tax asset amounted to EUR 36.5 (38.3, 27.6) million. All loss carry forwards have a perpetual term apart from in Spain, where the limit is between 8 and 10 years. In Spain the loss carry forward amounts to EUR 22.1 (26.8, 26.8) million. No deferred tax asset has been recognised in respect of losses in Munksjö Oyj, Munksjö France Holding S.A.S. or Munksjö Paper Inc amounting to EUR 3.9 million as there is uncertainty whether they can be utilised in the future.

Note 14 Earnings per share

The basic earnings per share are calculated by dividing the profit/loss attributable to the shareholders of the parent company by the weighted average number of outstanding shares during the period. The diluted earnings per share is calculated by dividing the profit/loss attributable to the shareholders of the parent company by the weighted average number of outstanding shares during the period plus the average number of shares that would be issued as an effect of ongoing share based incentive plans. During 2014, the group introduced a share based incentive plan described in more detail in note 9.

The table below shows the values used in calculating earnings per share.

	2014	2013	2012
Earnings attributable to the parent company's shareholders, MEUR	7.0	–57.7	–11.0
Weighted average number of shares before dilution	51,061,581	29,228,454	12,306,807
Dilution effect from share based incentive plan	29,832	–	–
Weighted average number of shares after dilution	51,091,413	29,228,454	12,306,807
Basic earnings per share, EUR	**0.14**	**–1.97**	**–0.89**
Diluted earnings per share, EUR	**0.14**	**–1.97**	**–0.89**

Note 15 Intangible assets

2014, MEUR	Total	Goodwill	Customer relationships	Patents and trademarks	Software	Other
Accumulated acquisition value						
Opening	293.3	226.6	34.1	5.1	3.8	23.7
Additions	2.0	–	–	0.2	1.8	–
Reclassification	1.8	–	–	–	1.8	–
Exchange differences	0.5	0.1	0.1	–	–0.3	0.6
Closing	**297.6**	**226.7**	**34.2**	**5.3**	**7.1**	**24.3**
Accumulated amortisation						
Opening	10.3	0.0	1.0	3.9	2.6	2.8
Amortisation	5.4	–	2.6	0.3	0.7	1.8
Exchange differences	0.0	–	–	–	0.1	–0.1
Closing	**15.7**	**0.0**	**3.6**	**4.2**	**3.4**	**4.5**
Net book value at year end	**281.9**	**226.7**	**30.6**	**1.1**	**3.7**	**19.8**

82 Munksjö 2014 | Group/notes

Group/notes

Cont. note 15

2013, MEUR	Total	Goodwill	Customer relationships	Patents and trademarks	Software	Other
Accumulated acquisition value						
Opening	170.6	155.8	–	5.0	3.2	6.6
Business combinations	122.3	71.0	34.7	–	–	16.6
Additions	1.6	–	–	0.1	0.1	1.4
Reclassification	0.5	–	–	–	0.5	–
Exchange differences	–1.7	–0.2	–0.6	–	–	–0.9
Closing	**293.3**	**226.6**	**34.1**	**5.1**	**3.8**	**23.7**
Accumulated amortisation						
Opening	4.1	–	–	1.5	2.4	0.2
Business combinations	3.2	–	1.0	–	–	2.2
Amortisation	3.2	–	–	2.4	0.3	0.5
Exchange differences	–0.2	–	–	–	–0.1	–0.1
Closing	**10.3**	**0.0**	**1.0**	**3.9**	**2.6**	**2.8**
Net book value at year end	**283.0**	**226.6**	**33.1**	**1.2**	**1.2**	**20.9**

2012, MEUR	Total	Goodwill	Customer relationships	Patents and trademarks	Software	Other
Accumulated acquisition value						
Opening	169.8	156.0	0.0	5.0	2.3	6.5
Additions	0.8	–	–	–	0.7	0.1
Exchange differences	0.0	–0.2	–	–	0.2	–
Closing	**170.6**	**155.8**	**0.0**	**5.0**	**3.2**	**6.6**
Accumulated amortisation						
Opening	2.1	–	–	0.5	1.4	0.2
Amortisation	2.0	–	–	1.0	1.0	–
Exchange differences	0.0	–	–	–	0.0	–
Closing	**4.1**	**0.0**	**0.0**	**1.5**	**2.4**	**0.2**
Net book value at year end	**166.5**	**155.8**	**0.0**	**3.5**	**0.8**	**6.4**

Goodwill is tested annually for impairment. Goodwill is monitored by management at business area level and this is the level at which goodwill has been tested for impairment. Impairment losses are recognised if the carrying value exceeds the value in use. The value in use is the present value of the estimated future cash flows. The cash flows are based on financial plans that normally cover a period of five years. The financial plans have been prepared by the corporate management and approved by the Board of Directors. Cash flows beyond this five-year period have been extrapolated using an estimated sales growth rate of 2% (2%, 2%) which reflects the estimated long term inflation rate.

The calculation of the value in use is based on assessments and estimates. The most significant estimates concern sales development, current market prices, current cost levels with supplements for changes in real price and cost inflation, estimates regarding the development of the operating margin and the current weighted average cost of capital (WACC) used to discount future cash flows. The volume estimates generally adhere to an average growth of 1–2%. For the calculation of present value of expected future cash flows, a pre-tax discount rate of 9% (10%, 10%) has been used for all cash-generating units. The WACC takes into account both debt and equity. The cost of equity is derived from the expected return on investment by the Group's potential investors. The cost of debt is based on the interest bearing borrowings the group is obliged to service. The beta factors are evaluated annually based on publicly available market data. All cash-generating units were tested for impairment in the fourth quarter of 2014. According to the result of the impairment testing of goodwill, there is no impairment.

Allocation of goodwill by business area, MEUR	2014	2013	2012
Decor	141.8	141.8	139.7
Release Liners	71.1	71.0	–
Industrial Applications	13.8	13.8	16.1
Group total	**226.7**	**226.6**	**155.8**

The recoverable amount of the Decor business area exceeded the carrying value of MEUR 448. A sensitivity analysis shows that if the pre-tax discount rate increased from the testing rate of 10% to 17% or if the EBITDA margin in the terminal year was below approximately 8% impairment would be triggered.

The recoverable amount of the Release Liners business area exceeded the carrying value of MEUR 345. A sensitivity analysis shows that if the pre tax discount rate increased from the testing rate of 10% to 13% or if the EBITDA margin in the terminal year was below approximately 8% impairment would be triggered.

The testing in Industrial Applications business area is not sensitive to changes in EBITDA margin or discount rate as the headroom between asset carrying value and value in use is very large.

Munksjö 2014 | Group/notes 83

Group/notes

Note 16 Tangible assets

2014, MEUR	Total	Machinery & Equipment	Buildings	Land and land improvements	Construction in progress
Accumulated acquisition value					
Opening	1,147.4	929.7	160.0	45.9	11.8
Additions	44.5	15.2	0.9	0.1	28.3
Disposals	-4.3	-4.1			-0.2
Reclassifications	-1.8	16.5	1.6	0.4	-20.3
Exchange differences	-13.6	-14.3	2.4	-1.7	0.0
Closing	**1,172.2**	**943.0**	**164.9**	**44.7**	**19.6**
Accumulated depreciation according to plan					
Opening	688.2	581.0	98.6	8.6	0.0
Depreciation	48.6	42.3	5.9	0.0	0.4
Disposals	-4.1	-3.9	-0.1	0.1	-0.2
Exchange differences	-6.9	-6.9	0.3	-0.4	0.1
Closing	**725.8**	**612.5**	**104.7**	**8.3**	**0.3**
Net book value	**446.4**	**330.5**	**60.2**	**36.4**	**19.3**

The largest investment in 2014 was the installation and start-up of two film presses within Graphics and Packaging's two production facilities in France. The purpose of the investment is to ensure the technical conditions for the development of the business area's product line, and strengthen the competitiveness in accordance with the program aiming at a substantial improvement in the business area's financial result. The other investments in January–December 2014 were mainly related to smaller investments for maintenance, for instance in connection with the maintenance shutdown at the Aspa facility in the second quarter of 2014. The comparative figure only includes investments for the acquired operations from 27 May 2013 onwards.

2013, MEUR	Total	Machinery & Equipment	Buildings	Land and land improvements	Construction in progress
Accumulated acquisition value					
Opening	716.2	561.5	105.3	39.1	10.3
Business combinations	418.4	352.9	51.1	7.7	6.7
Additions	21.5	6.4	0.5	0.0	14.6
Disposals	-1.2	-1.1	-0.1	0.0	0.0
Reclassifications	-0.5	18.2	0.8	0.0	-19.5
Exchange differences	-7.0	-8.2	2.4	-0.9	-0.3
Closing	**1,147.4**	**929.7**	**160.0**	**45.9**	**11.8**
Accumulated depreciation according to plan					
Opening	479.8	401.0	70.9	7.9	0.0
Business combinations	174.0	153.2	20.8	0.0	0.0
Depreciation	36.1	30.3	5.0	0.8	0.0
Disposals	-1.1	-1.0	-0.1	0.0	0.0
Exchange differences	-0.6	-2.5	2.0	-0.1	0.0
Closing	**688.2**	**581.0**	**98.6**	**8.6**	**0.0**
Net book value	**459.2**	**348.7**	**61.4**	**37.3**	**11.8**

Additions for January–December 2013 were mainly related to smaller investments for maintenance. The largest investment project during the year has been a wet pulp loading station in the production facility in Aspa to receive pulp from the production facility in Billingsfors leading to better capacity utilisation in Billingsfors, and lower production cost per tonne. The construction commenced at the end of 2012 and was completed in May 2013.

84 Munksjö 2014 | Group/notes

Group/notes

Cont. note 16

2012, MEUR	Total	Machinery & Equipment	Buildings	Land and land improvements	Construction in progress
Accumulated acquisition value					
Opening	700.4	543.8	103.6	38.1	14.9
Additions	14.0	6.0	0.2	0.0	7.8
Disposals	-9.2	-9.2	0.0	0.0	0.0
Reclassifications	0.0	12.7	0.0	0.0	-12.7
Exchange differences	11.0	8.1	1.5	1.0	0.4
Closing	**716.2**	**561.5**	**105.3**	**39.1**	**10.3**
Accumulated depreciation according to plan					
Opening	459.6	384.7	67.4	7.5	0.0
Depreciation	23.4	20.6	2.8	0.0	0.0
Disposals	-9.1	-9.1	0.0	0.0	0.0
Exchange differences	5.8	4.9	0.7	0.4	0.0
Closing	**479.8**	**401.0**	**70.9**	**7.9**	**0.0**
Net book value	**236.4**	**160.4**	**34.5**	**31.2**	**10.3**

Investments in fixed assets in 2012 were mainly related to maintenance replacements. The largest ongoing project was a wet pulp loading station and conveyer system in the Aspa pulp mill to enable Aspa to receive pulp from Billingsfors leading to full capacity utilization and lower production costs. The construction commenced at the end of 2012.

Note 17 Associated companies

Associated companies	Corporate ID	Registered Office	Country	Share of equity %	Share of votes %
Sydved AB – associated company	556171-0814	Jönköping	Sweden	33	33

MEUR	2014	2013	2012
Book value at the beginning of the year	2.4	2.2	2.1
Share of earnings for the year	0.0	0.3	0.0
Exchange differences	-0.2	-0.1	0.1
Book value at the end of year	**2.2**	**2.4**	**2.2**

The carrying value of the associated company Sydved AB has no goodwill included. The Group's liabilities to Sydved amounted to EUR 8.3 (8.4, 10.1) million.

Share of Sydved AB's assets, equity, net sales and profit before tax

MEUR	2014	2013	2012
Assets	12.8	12.4	13.3
Equity	2.2	2.3	2.2
Net sales	97.0	99.0	118.3
Profit before tax	0.0	0.3	0.0

Sydved AB has no contingent liabilities.

Munksjö 2014 | Group/notes 85

Group/notes

Note 18 Joint operations

In connection with the business combination described in note 3, certain assets in Turin are shared by Munksjo Italia S.p.A. and the Ahlstrom business remaining at the Turin site. The shared assets have been transferred to AM Real Estate S.r.l which is owned 50:50 by Munksjö Oyj and an Ahlstrom Group company. As a result of the adoption of IFRS 11, this entity is now treated as a joint operation and Munksjö's recognises the assets, liabilities, revenues and expenses relating to its 50% interest in the joint operation. Previously this entity was accounted for using the equity method. See note 1 for a more detailed explanation of the impact of the adoption of IFRS 11 on the financial statements. The Group's had no liabilities or receivables in respect of AM Real Estate S.r.l with the exception of a loan payable of EUR 1.8 (1.2) million.

Joint Operation	Corporate ID	Registered Office	Country	Share of equity %	Share of votes %
AM Real Estate S.r.l.	10948970016	Turin	Italy	50	50

Share of AM Real Estate S.r.l's assets, equity, net sales and profit before tax, MEUR	2014	2013
Assets	12.4	13.4
Equity	12.1	12.2
Net sales	1.4	0.0
Profit before tax	0.0	0.0

AM Real Estate S.r.L has no contingent liabilities.

Note 19 Inventories

MEUR	2014	2013	2012
Materials and supplies	21.8	17.9	15.7
Work in progress	7.0	7.0	1.5
Finished products	93.4	91.5	54.4
Consumables and spare parts	30.0	30.2	18.9
Total inventories	**152.2**	**146.6**	**90.5**

Operating costs include impairment losses of inventories amounting to EUR 0.4 (0.6, 0.9) million.

Note 20 Other current assets

MEUR	2014	2013	2012
Value added tax	9.2	7.1	2.9
Escrow cash account	1.3	1.2	0.6
Prepaid expenses	8.7	8.2	2.7
Fair value of unrealised hedges (note 27)	0.1	0.9	0.5
Other	12.5	9.9	4.8
Total	**31.8**	**27.3**	**11.5**

Note 21 Cash and cash equivalents

Cash and cash equivalents are made up of the following items in the Group's cash flow analysis:

MEUR	2014	2013	2012
Cash in banks	84.1	83.1	57.1
	84.1	**83.1**	**57.1**

Bank deposits earn variable interest based on the bank's daily deposit rate. The fair value for cash and cash equivalents is EUR 84.1 (83.1, 57.1) million.

	2014	2013	2012
The total credit limit for the Munksjö Group amounts to:	345.0	355.0	282.6
Of which, the following was utilised at the closing date:	295.0	305.0	276.5

Note 22 Equity

Please refer to parent entity financial statements for details on share capital and reserve for invested unrestricted equity.

Other contributed capital
Refers to equity contributed by the shareholders.

Reserves
Translation reserve
The translation reserve includes all exchange rate differences arising in the conversion of financial reports of foreign businesses, which prepared their financial reports in a currency other than the Group's functional currency.

Hedge reserve
The hedge reserve comprises the effective portion of the cumulative net change in the fair value of a cash-flow-hedging instruments related to hedged transactions that have not yet occurred.

86 Munksjö 2014 | Group/notes

Group/notes

Note 23 Financial assets and liabilities summary

2014 MEUR	Derivatives used in hedge accounting	Financial assets at fair value through profit and loss	Loans and receivables	Financial liabilities at amortised cost	Carrying value	Fair value
Accounts receivable	–	–	114.6	–	114.6	114.6
Currency derivative asset (Other current assets)	0.1	–	–	–	0.1	0.1
Escrow cash account (Other current assets)	–	–	1.3	–	1.3	1.3
Cash and cash equivalents	–	–	84.1	–	84.1	84.1
Total	**0.1**	**0.0**	**200.0**	**0.0**	**200.1**	**200.1**
Interest-bearing liabilities**	–	–	–	312.1	312.1	312.1
Interest rate swaps	1.2	–	–	–	1.2	1.2
Accounts payable*	–	–	–	172.6	172.6	172.6
Pulp derivative liability (accrued expenses)	–	–	–	–	0.0	0.0
Electricity derivative liability (accrued expenses)	0.2	–	–	–	0.2	0.2
Currency derivative liability (accrued expenses)	3.0	–	–	–	3.0	3.0
Total	**4.4**	**0.0**	**0.0**	**484.7**	**489.1**	**489.1**

2013 MEUR						
Accounts receivable	–	–	128.7	–	128.7	128.7
Currency derivative asset (Other current assets)	0.9	–	–	–	0.9	0.9
Escrow cash account (Other current assets)	–	–	1.2	–	1.2	1.2
Cash and cash equivalents	–	–	83.1	–	83.1	83.1
Total	**0.9**	**0.0**	**213.0**	**0.0**	**213.9**	**213.9**
Interest-bearing liabilities**	–	–	–	315.6	315.6	315.6
Interest rate swap	0.2	–	–	–	0.2	0.2
Accounts payable*	–	–	–	175.8	175.8	175.8
Pulp derivative liability (accrued expenses)	0.7	–	–	–	0.7	0.7
Electricity derivative liability (accrued expenses)	0.5	–	–	–	0.5	0.5
Currency derivative liability (accrued expenses)	1.0	–	–	–	1.0	1.0
Total	**2.4**	**0.0**	**0.0**	**491.4**	**493.8**	**493.8**

2012 MEUR						
Accounts receivable	–	–	80.6	–	80.6	80.6
Currency derivative asset (Other current assets)	0.5	–	–	–	0.5	0.5
Escrow cash account (Other current assets)	–	–	0.6	–	0.6	0.6
Cash and cash equivalents	–	–	57.1	–	57.1	57.1
Total	**0.5**	**0.0**	**138.3**	**0.0**	**138.8**	**138.8**
Interest-bearing liabilities**	–	–	–	274.3	274.3	274.3
Interest rate swaps	0.1	–	–	–	0.1	0.1
Accounts payable*	–	–	–	79.7	79.7	79.7
Pulp derivative liability (accrued expenses)	–	–	–	–	0.0	0.0
Electricity derivative liability (accrued expenses)	0.3	–	–	–	0.3	0.3
Currency derivative liability (accrued expenses)	0.4	–	–	–	0.4	0.4
Total	**0.8**	**0.0**	**0.0**	**354.0**	**354.8**	**354.8**

* Includes amount owed to associated companies

** The fair value of borrowings is a level 2 valuation and does not differ significantly from the carrying value

Munksjö 2014 | Group/notes 87

Group/notes

Note 24 Borrowings

Munksjö entered into a MEUR 345 term loan and revolving credit facilities agreement in September 2014 with a maturity of five years. The facilities consist of MEUR 275 term loan facilities and MEUR 70 revolving credit facility. At 31 December 2014, MEUR 295 of the total facilities of MEUR 345 had been utilised. MEUR 80 of the term loan facility has bi-annual repayments of MEUR 8 commencing March 2015 and finishing September 2019. The remaining MEUR 195 is repayable in September 2019. The interest payable under the facilities agreement depends on the ratio of consolidated senior net debt to consolidated EBITDA. At leverage levels and financial ratios at the time of the signing, the annual saving amounted to 150 basis points on the drawn amounts, corresponding to approximately MEUR 5 of reduced financial expenses on an annual basis. The financing replaced the company's previous MEUR 365 financing agreement signed in May 2013. At the end of the fourth quarter of 2014, the weighted average interest rate was approximately 2.7% (4.2%).

Interest-bearing net debt amounted to MEUR 225.6 at 31 December 2014 (229.3, 217.3), resulting in a gearing of 54.5% (54.1%, 108.9%). According to Munksjö's financial covenants for 2014, the consolidated senior net debt to consolidated EBITDA needs to be 3.5 or less and the consolidated EBITDA to consolidated net finance charges shall not be less than 4.5.

During 2013 in connection with the business combination described in note 3, Munksjö Oyj in May 2013 entered into a MEUR 365 Term and Revolving Facilities Agreement. The facilities consisted of MEUR 295 term loan facilities to provide financing for the repayment of certain existing loans of Munksjö AB to credit institutions, and for the repayment of the debt assumed by Munksjö Oyj towards Ahlstrom Corporation in connection with the LP Europe demerger, and MEUR 70 revolving credit facility to provide working capital financing for Munksjö Oyj and its subsidiaries. At 31 December 2013, MEUR 305 of the total facilities of MEUR 365 had been utilised.

As a consequence of the net debt adjustment mechanism agreed upon in the business combination, Munksjö AB's shareholders received a net debt compensation amounting to MEUR 11.5. This net debt compensation was invested in a directed share issue of Munksjö Oyj. Munksjö AB following the receipt of the new shares in Munksjö Oyj distributed the new shares to its shareholders in the form of a dividend in kind. In addition, Ahlstrom paid a total of MEUR 9.5 to the reserve for invested unrestricted equity of Munksjö Oyj in respect of a working capital adjustment.

Ahlstrom, EQT III Limited through Munksjö Luxembourg Holding S.à r.l. and the institutional investors, made equity investments in Munksjö Oyj's directed share issue of MEUR 128.5 divided between the investors as follows: Ahlstrom MEUR 78.5, EQT III Limited MEUR 25.0, Varma Mutual Pension Insurance Company MEUR 6.25 and Ilmarinen Mutual Pension Insurance Company MEUR 18.75.

Summary of financing activities	MEUR
Dividends to Munksjö AB shareholders	–11.5
Working capital adjustment	9.5
Proceeds from directed share issue	128.5
Cost of share issue	–6.6
Proceeds from facilities agreement	315.0
Cost of new borrowings (excluding legal fees)	–9.6
Repayment of LP Europe debt	–154.3
Repayment of Munksjö AB borrowings	–264.3
Repayment of new facilities	–10.0

Liabilities to credit institutions and shareholders that fall to payment:

MEUR	2014	2013	2012
within 1 year	41.6	45.0	14.8
between 1–2 years	17.7	20.7	0.7
between 2–3 years	20.9	20.7	252.8
between 3–4 years	17.0	21.6	0.7
between 4–5 years	212.0	205.0	3.9
after 5 years	4.1	2.8	1.5
Total interest-bearing liabilities	**313.3**	**315.8**	**274.4**

MEUR	2014	2013	2012
Syndicated EUR loans	275.0	285.0	149.8
Syndicated SEK loans	0.0	–	99.0
Syndicated EUR revolver loans	20.0	20.0	14.3
Financial leases	10.1	7.8	6.0
Other interest-bearing liabilities	8.2	3.0	5.3
Total	**313.3**	**315.8**	**274.4**

88 Munksjö 2014 | Group/notes

Group/notes

Cont. note 24

The Munksjö Group has, as the lessee, signed financial and operational leasing contracts.

Future operating lease commitments:

	2014		2013		2012	
Operational leasing, MEUR	Future minimum leasing fees	Of which, premises	Future minimum leasing fees	Of which, Premises	Future minimum leasing fees	Of which, Premises
Within 1 year	7.4	0.9	5.6	0.9	1.5	0.7
2–5 years	17.9	1.5	14.9	1.7	2.7	1.5
More than 5 years	0.1	0.0	1.0	0.0	0.2	0.0
Total	**25.4**	**2.4**	**21.5**	**2.6**	**4.4**	**2.2**

Of the total future obligations of MEUR 25.4, some MEUR 8.5 relates to obligations to Munksjö's joint arrangement in Italy as described in note 18. The Group's operational leasing costs for machinery and equipment plus rent on external properties amounted to MEUR 7.3 (6.7, 2.3).

Future financial lease commitments:

Financial leasing, MEUR	Within 1 year	2–5 years	More than 5 years	Total
2014				
Minimum lease payments	2.1	7.3	2.2	11.6
Interest	–0.4	–0.9	–0.2	–1.5
Present value of minimum lease payments	**1.7**	**6.4**	**2.0**	**10.1**
2013				
Minimum lease payments	1.7	6.9	0.3	8.9
Interest	–0.3	–0.8	0.0	–1.1
Present value of minimum lease payments	**1.4**	**6.1**	**0.3**	**7.8**
2012				
Minimum lease payments	0.6	5.2	0.8	6.6
Interest	–0.1	–0.3	–0.1	–0.6
Present value of minimum lease payments	**0.5**	**4.9**	**0.7**	**6.0**

Assets in the consolidated statement of financial position as at 31 December under financial leasing consisted on machinery with a net book value of EUR 10.0 (7.8, 5.8) million.

Munksjö 2014 | Group/notes 89

Group/notes

Note 25 Provisions

MEUR	Restructuring	Environmental reserves	Other	Total
Closing balance on December 31, 2011	**0.0**	**6.8**	**3.4**	**10.2**
Unwinding of discount	0.0	0.3	0.2	0.5
Provisions made during the year	0.0	0.3	0.0	0.3
Provisions used during the year	0.0	–0.3	0.0	–0.3
Exchange differences	0.0	–0.3	–0.2	–0.5
Closing balance on December 31, 2012	**0.0**	**6.8**	**3.4**	**10.2**
Unwinding of discount	0.0	0.3	0.0	0.3
Business combinations	0.8	0.0	7.0	7.8
Provisions made during the year	8.4	5.2	10.5	24.1
Provisions used during the year	–0.4	–0.9	–4.5	–5.8
Exchange differences	–0.1	–0.3	–0.1	–0.5
Closing balance on December 31, 2013	**8.7**	**11.1**	**16.3**	**36.1**
Unwinding of discount	–	0.4	0.6	1.0
Provisions made during the year	2.8	–	1.2	4.0
Provisions used during the year	–4.7	–0.8	–10.8	–16.3
Provisions reversed	–1.3	–0.1	–0.5	–1.9
Reclassification	–0.2	0.1	0.1	0.0
Exchange differences	–	0.4	0.2	0.6
Closing balance on December 31, 2014	**5.3**	**11.1**	**7.1**	**23.5**

Restructuring provisions consisted mainly of employee related redundancy and early retirement provisions. The restructuring provisions made during 2014 relate mainly to the restructuring of the sales organisation announced at the end of 2014. The reversal of restructuring provisions was due to the costs for implementing the integration and achieving the synergy benefits being lower than estimated. The significant increase during 2013 related mainly to synergy and integration activities post the business combination described in note 3. The increase in the environmental provisions in 2013 related mainly to the closed Italian and US production sites where accelerated unwinding of discount and a change in estimates triggered an increase in the provision. In other provisions the main driver of the increase in 2014 and 2013 related to Osnabrück commitments. Munksjö Oyj made a commitment to pay certain costs arising from the divestment of some businesses in Osnabrück, Germany by Ahlstrom required by the European Commission as a condition of regulatory approval.

The provisions above have been made based on the assessment described in note 2.

Note 26 Accrued expenses

MEUR	2014	2013	2012
Accrual for invoices not yet received	34.4	34.5	13.1
Accrued wages and salaries	13.5	10.7	8.4
Accrued vacation pay	12.6	12.4	6.4
Accrued social security costs	10.3	10.7	7.5
Accrued customer bonus	7.6	8.1	3.7
Current derivatives liabilities	3.2	2.2	0.7
Other	18.4	10.5	2.2
Total accrued expenses	**100.0**	**89.1**	**42.0**

Note 27 Financial risk management

The Group's main exposure to financial risk consists of currency risk (transaction and translation exposure), liquidity and financing risk, interest risk and credit risk (also referred to as counterparty risk).

Munksjö's financing activities and the management of financial risks are generally carried out centrally and are in compliance with the financial policy approved by the Board of Directors. The financial risks are described below, as well as the most significant risk management activities intended to mitigate them.

Currency risk

Transaction exposure

Currency risks refers to the risk that fluctuations in the foreign exchange market will affect the Munksjö Group's cash flow, profit and equity negatively. Currency exposure is defined as all unhedged exposure in foreign currency, as follows:

- Transaction exposure, current transactions in foreign currency, i.e. purchases, sales and flow of interest.
- Translation exposure, loans and investments in foreign currency including shares in subsidiaries.

Most European entities invoice primarily in EUR and their costs are incurred in the same currency, however Munksjö's Swedish units are exposed to exchange rate fluctuations, as the main share of its income is invoiced in foreign currencies, primarily EUR and USD, while costs are in SEK. The transaction exposure is the profit and loss effect that arises between the time of sale and the time of payment following an exchange rate fluctuation. Munksjö's Brazilian entity invoices primarily in BRL and their costs are incurred in the same currency.

In order to avoid unnecessary currency exposure within the Group, the number of currencies in the intercompany invoicing is minimised. The currency risk is handled by Group Treasury and the local entities operate primarily in local currency for intra group transactions. When possible Group Treasury matches the foreign exchange flows within the Group. The consolidated foreign exchange exposure is handled centrally by the Group Treasury department.

To reduce the effects of the transaction exposure at group level, Munksjö continuously hedges a forecasted net flow in the foreign currencies according to the financial policy, which states that 65–85% of the net flow in the upcoming 9-month period shall be hedged. At the end of 2014, the currency contracts that had not yet been recognised as income amounted to EUR –2.9 million. The currency forward contracts are entered into on a monthly basis, with a maturity of nine months.

90 Munksjö 2014 | Group/notes

Group/notes

Cont. note 27

2014, MEUR	SEK	USD	EUR	BRL
Net sales 2014	47	160	848	82
Net expenses 2014	–180	–108	–761	–87
Exposure	**–133**	**52**	**87**	**–5**

2013, MEUR	SEK	USD	EUR	BRL
Net sales 2013	36	137	685	7
Net expenses 2013	–170	–84	–574	–6
Exposure	**–134**	**53**	**111**	**1**

2012, MEUR	SEK	USD	EUR
Net sales 2012	48	111	448
Net expenses 2012	–168	–20	–381
Exposure	**–120**	**91**	**67**

Notional amounts of derivative instruments

MEUR	2014	2013	2012
Currency derivatives	89.3	77.7	46.3
Electricity derivatives	2.8	3.8	4.9
Pulp derivatives	–	25.8	–
Interest rate derivatives (see below)	240.0	200.0	140.0

Translation exposure

Munksjö has assets in foreign currencies, primarily through the ownership of its Swedish and Brazilian subsidiaries. The translation exposure arises when the net assets of the foreign subsidiaries are translated into EUR. The Group does not hedge its net investment in foreign subsidiaries.

Liquidity and financing risk

Funding risk refers to the risk that the Munksjö Group does not have access to financing, or to financing at an acceptable cost. This situation may arise if the Group becomes too dependent on a single source of funding, or if the maturity structure of the debt portfolio is too concentrated. The Group aims to spread the Group's funding on:

- different lenders,
- different maturities, and
- different forms of financing.

The ambition is that not more than 50% of the total debt portfolio should mature within the same 12-month period. The inclusion of covenants should if possible be avoided in all types of financing agreements. For the purposes of this financial policy, financing includes leasing arrangements. Leasing arrangements must be approved by the CEO and CFO in advance. Liquidity risk refers to the risk that the Munksjö Group will not have sufficient funds to pay foreseen or unforeseen expenditures. Group Treasury manages the Group's liquidity. The liquidity situation shall be monitored in such way that the Munksjö Group at all times has sufficient liquidity. The Group's cash accounts should be included in the cash pools. If external accounts are needed, they must be approved by Group Treasury. The Group has EUR 50 million of unused credit facilities. See note 24 for the maturity table related to borrowings and below for the maturity table related to derivatives.

Interest risk

Interest rate risk refers to the risk that changes in interest rate have a negative effect on the result of the Munksjö Group or that they affect the long term competitiveness of the Munksjö Group. There is a risk of interest rates moving both upwards and downwards. Considerations shall at all times be taken to how vulnerable the Munksjö Group is to a given change in interest rates.

- In order to limit the impact of movements in the interest rates, the Munksjö Group should aim at achieving an average maturity of the interest rates in the debt portfolio, including the interest rate derivatives, of 2 years +/–1 year or in accordance with loan agreement if so specified.
- Interest maturities shall preferably be spread out evenly over time in order to avoid substantial risk concentrated to one period.

The profit and loss effect excluding interest rate swaps in one year of an interest rate fluctuation of 1 percentage point would amount to MEUR 3, calculated based on liabilities of MEUR 295 at year-end. The Group had an average fixed interest term of 27 months at year-end.

At the end of 2014, Munksjö held interest rate swaps of MEUR 240 (200, 140) on the syndicated loan. The fixed portion of the swaps had an average interest rate of 0.3%, while the flexible portion held by Munksjö is based on the 3 months Euribor rate. The interest rate swaps lessen the impact of an interest rate fluctuation. The swaps commenced in October 2013 and 2014 with maturity date in October 2016, 2017 and 2018. Settlement occurs on a quarterly basis.

In case of an interest rate fluctuation, the effects on net financial items not covered by swaps are stated below.

Interest +1%	MEUR –0.6
Interest +2%	MEUR –1.1

Price risk

Munksjö hedges 50% of its electricity consumption for the Swedish entities. This entails a price risk for the unhedged portion in Sweden and the full electricity cost for the rest of the Group. The electricity hedging in Sweden is arranged via Statkraft, within predetermined maximum/minimum levels until 2017.

With regard to pulp, Munksjö has a policy of hedging no more than 50% of the sales/purchases. Effective from 1 January 2015, the Group has decided to stop all hedging in relation to pulp prices. During 2014, purchases of 45,000 tonnes of short fiber pulp were hedged. The long fiber pulp is manufactured and sold by Munksjö, whereas both long and short fiber pulp is used in production.

The following table shows the estimated effect on the 2014 profit before tax for price changes from total pulp, energy and titanium dioxide purchases.

MEUR	
Pulp +5%	–8.4
Energy +5%	–5.2
Titanium dioxide +5%	–5.5

Credit risk

Credit risk refers to the risk that a counterparty, in a financial transaction, cannot meet its obligations. To avoid this, it is clearly defined in Munksjö's financial policy how any excess liquidity may be invested. The calculation of credit risk includes positive profit and loss effects on derivative contracts with a counterparty. Munksjö's maximum credit risk exposure corresponds to the fair values of the financial assets, see note 23.

Munksjö 2014 | Group/notes 91

Group/notes

Cont. note 27

Customer structure and customer credit

Munksjö has long-standing customer relations, and the major share of the sales, approximately 75%, is to Europe. The sales can be based on framework agreements specifying general terms and conditions of supply and planned supply quantities; alternatively, the customer submits a request regarding the quality and quantity for a specific purpose. Various pricing models are used, either according to an issued price list or using a fixed price for a certain period. For pulp there are publicity quoted market prices available. The extension of credits to customers varies depending on the market and the product. At 31 December the accounts receivables amounted to EUR 114.6 (128.7, 80.6) million. The total credit losses recorded in 2014 amounted to EUR 0.4 (1.5, 0.5) million.

The Group has a credit policy that governs the management of customer credits. The fair value of accounts receivables and supplier credits is commensurate with the recognised value.

Accounts receivable, MEUR	2014	2013	2012
Accounts receivable not due	103.1	116.5	73.2
Receivables overdue			
< 30 days	10.1	10.5	5.8
30–90 days	0.8	0.3	0.9
> 90 days	0.6	1.4	0.7
Receivables overdue	**11.5**	**12.2**	**7.4**
Total accounts receivable	**114.6**	**128.7**	**80.6**

Financial instruments

The currency and electricity hedges made negative contributions as the Swedish krona became weaker and electricity prices stayed low. The continued low interest rate has a negative impact on the interest rate swaps.

Derivative asset and liabilities used for hedging purposes, MEUR	2014	2013	2012
Opening net liability	–1.5	0.3	–6.8
Changes in fair value	–7.3	–2.8	4.0
Realised hedges	4.5	1.0	3.1
Closing net liability	**–4.3**	**–1.5**	**0.3**
Deferred tax	0.9	0.3	–0.1
Hedging reserve net of tax in equity	**–3.4**	**–1.2**	**0.2**

MEUR	Bank[1]	Asset	Liability	Netting	Balance Sheet Presentation
Currency derivatives	A	0.1	–3.0	–2.9	Current Assets
Pulp derivatives	A			0.0	Current Liabilities
Interest rate swaps	A		–0.6	–0.6	Current Borrowings
Electricity derivatives	B		–0.2	–0.2	Current Liabilities
Interest rate swaps	C		–0.6	–0.6	Current Borrowings
Total		**0.1**	**–4.4**	**–4.3**	

[1] Counterparty for the derivatives

Fair value measurement, per level

The table shows derivative instruments valued at fair value (MEUR). The division per level is made as follows: Level 1 means that there are quoted prices on active markets, which prices have been used in the valuation. Level 2 means that the valuation of the derivative is indirectly attributed from quoted prices. Level 3 means that the derivative instrument has been valued based on non-observable market data.

Munksjö's derivatives are classified in level 2 and no changes between levels occurred during the year. Derivatives are fair valued based on valuations provided by external parties using various valuation techniques. The fair value of interest rate swaps is calculated by discounting the estimated future cash flows based on observable yield curves. The fair value of forward exchange contracts is determined using forward exchange rates at the balance sheet date with the resulting fair value discounted to present value. The remaining financial instruments are fair valued using discounted cash flow analysis.

Fair value measurement of derivative instruments, MEUR	Level 1	Level 2	Level 3	Total
2014				
Currency derivatives	–	–2.9	–	–2.9
Electricity derivatives	–	–0.2	–	–0.2
Pulp derivatives	–	–	–	0.0
Interest rate swaps	–	–1.2	–	–1.2
Total	**0.0**	**–4.3**	**0.0**	**–4.3**

Fair value measurement of derivative instruments, MEUR	Level 1	Level 2	Level 3	Total
2013				
Currency derivatives	–	–0.1	–	–0.1
Electricity derivatives	–	–0.5	–	–0.5
Pulp derivatives	–	–0.7	–	–0.7
Interest rate swaps	–	–0.2	–	–0.2
Total	**0.0**	**–1.5**	**0.0**	**–1.5**

Fair value measurement of derivative instruments, MEUR	Level 1	Level 2	Level 3	Total
2012				
Currency derivatives	–	0.1	–	0.1
Electricity derivatives	–	–0.3	–	–0.3
Pulp derivatives	–	0.0	–	0.0
Interest rate swaps	–	–0.1	–	–0.1
Total	**0.0**	**–0.3**	**0.0**	**–0.3**

Realised hedging, MEUR	2014	2013	2012
Currency derivatives	–3.6	–0.2	1.9
Electricity derivatives	–0.6	–0.4	–1.1
Pulp derivatives	–	–0.2	–0.2
Interest rate swaps	–0.3	–0.2	–3.7
Total	**–4.5**	**–1.0**	**–3.1**

The realised interest rate swaps are recognised in net financial costs whereas the realised currency, electricity and pulp derivatives are recognised in operating profit.

92 Munksjö 2014 | Group/notes

Group/notes

Cont. note 27

Maturitet av derivat, MEUR	Balance as at 31 December 2014	6 months	6–12 months	More than 1 year
Currency derivatives	-2.9	-2.6	-0.3	–
Electricity derivatives	-0.2	-0.1	-0.1	0.0
Pulp derivatives	0.0	–	–	–
Interest rate swaps	-1.2	-0.2	-0.2	-0.8
Total	**-4.3**	**-2.9**	**-0.6**	**-0.8**

Capital management

The Group monitors capital on the basis of the gearing ratio. The ratio is calculated by dividing net debt by equity. Net debt is calculated as total borrowings as shown in the balance sheet less accrued interest less cash and cash equivalents. The Group strategy is to maintain a gearing ratio of below 80% and the ratio as at 31 December 2014 was 54.5%.

Note 28 Subsidiaries

The consolidated accounts include the following entities

MEUR	Corporate ID	Registered Office	Share of votes %	Share of equity %
Munksjö Oyj	2480661-5	Helsinki; Finland	Parent	Parent
Munksjö AB	556669-9731	Jönköping, Sweden	100	100
Munksjö Belgium SA	0524.794.249	Wavre, Belgium	100	100
Munksjö UK Limited	08428608	London, England	100	100
Munksjö Poland sp. Z o.o.	0000419368	Warsaw, Poland	100	100
Munksjo India Private Limited	U21020DL2013FTC252459	New Delhi, India	100	100
Munksjö Turkey paper Products Trading Ltd	861191	Istanbul, Turkey	100	100
Munksjö Aspa Bruk AB	556064-6498	Askersund, Sweden	100	100
Munksjö Paper AB	556117-9044	Jönköping, Sweden	100	100
Munksjö Paper S.P.A.	02666640129	Besozzo, Italy	100	100
Munksjö Spain Holding, S.L	B-63681605	Berástegui, Spain	100	100
Munksjö Paper, S.A.	A-20012563	Berástegui, Spain	100	100
Munksjö France Holding S.A.S.	529514408	Arches, France	100	100
Munksjö Arches S.A.S.	428720668	Arches, France	100	100
Munksjö Paper (Taicang) Co. Ltd	79109300-3	Taicang, China	100	100
Munksjö Germany Holding GmbH	HRB 501626	Unterkochen, Germany	100	100
Munksjö Paper GmbH	HRB 501106	Unterkochen, Germany	100	100
Kraftwerksgesellschaft Unterkochen GmbH	HRB 720446	Unterkochen, Germany	60	60
Munksjö Dettingen GmbH	HRB 361000	Dettingen, Germany	100	100
Munksjö Paper Inc.	52-1517747	Fitchburg, USA	100	100
Munksjö Brasil Indústria e Comércio de Papéis Especiais Ltda	CNPJ 16.929.712/0001-20	Jacareí, Brazil	100	100
Munksjo Italia S.p.A.	08118010159	Turin, Italy	100	100
Munksjö S.P. Italy SRL	12306490157	Italy	100	100
Munksjö LabelPack S.A.S.	318 072 360	Fontenay-sous-Bois Cedex, France	100	100
Munksjö Stenay S.A.S.	804 891 281	Bar le Duc, France	100	100
Munksjö Rottersac S.A.S.	804 897 288	Bergerac, France	100	100
Munksjö La Gère S.A.S.	804 862 910	Vienne, France	100	100
Munksjö Apprieu S.A.S.	808 532 972	Vienne, France	100	100
Munksjö Paper Trading (Shanghai) Co., Ltd	31010506253047X	Shanghai, China	100	100
Munksjö Rus O.O.O.	1137746559940	Moscow, Russia	100	100

During 2014, Munksjö Sweden AB and Munksjö Holding AB were merged with Munksjö AB. Munksjö Vendite Italia S.r.l was merged with Munksjo Italia S.p.A. The mill operations of Munksjö LabelPack S.A.S. in France were demerged into three new entities being Munksjö Stenay S.A.S., Munksjö Rottersac S.A.S .and Munksjö La Gère S.A.S. each of which being 100% owned by Munksjö LabelPack S.A.S. An additional entity was also established in France, Munksjö Apprieu S.A.S., however as at year end the company had no activities.

Munksjö 2014 | Group/notes 93

Group/notes

Note 29 Assets pledged and contingent liabilities

Assets pledged, MEUR	2014	2013	2012
Property mortgages for other commitments	59.0	62.5	93.3
Blocked bank accounts	1.3	1.2	0.6
Chattel mortgages	48.7	51.6	192.8
Total pledged assets	**109.0**	**115.3**	**286.7**

The properties and shares in the subsidiaries have been pledged with Nordea Bank AB as the representative of a bank syndicate that provides non-current financing to the Munksjö Group.

Contingent liabilities, MEUR	2014	2013	2012
Guarantees and other contingent liabilities	1.4	1.3	1.4
Total contingent liabilities	**1.4**	**1.3**	**1.4**

Note 30 Transactions with related parties

Salaries and remuneration to Board Members and key management are set out in note 8 Remuneration to the Board of Directors and key management.

Munksjö AB had a shareholder loan of EUR 0.7 million as at 31 December 2012, which was split as follows: Munksjo Guernsey Holding Limited: EUR 0.2 million, Board Members: EUR 0.1 million and current and former key management of the Munksjö Group: EUR 0.4 million, the loan had an interest of Euribor 360 days +7.5%, which amounted to EUR 0.0 (0.0; 0.1) million. The loan was repaid during 2013. There have been no additional loans, purchases, or sales in relation to the Board of Directors or key management.

The subsidiary Munksjö Aspa Bruk AB purchases wood and woodchips from the associated company Sydved AB. During the year Aspa Bruk AB purchased 836,000 m³ (874,000, 879,000) of wood and woodchips amounting to EUR 39.8 (44.7, 47.5) million.

The subsidiary Munksjö Paper GmbH is buying electricity and gas from Stadtwerke Aalen GmbH who owns 40% of Munksjö Paper GmbH's subsidiary Kraftwerksgesellschaft Unterkochen GmbH, the related purchase amounts to EUR 6.4 (6.2, 6.3) million.

In connection with the business combination described in note 3, certain assets in Turin are shared by Munksjo Italia S.p.A. and the Ahlstrom business remaining at the Turin site. The shared assets have been transferred to AM Real Estate Srl which is owned 50:50 by Munksjö Oyj and an Ahlstrom Group company. During 2014 AM Real Estate charged Munksjö Italia S.p.A. EUR 2.5 (1.7) million related to the use of assets. In addition to the use of assets Munksjö Oyj has received loans from AM Real Estate. The amount outstanding as at 31 December 2014 amounted to EUR 1.8 (1.2) million and the interest charged is fixed to three month Euribor plus a margin of 4.56%.

Other than as stated above, there are no significant transactions with related parties.

Note 31 Subsequent events

Munksjö appointed Pia Aaltonen-Forsell as CFO

On 9 February 2015 Munksjö announced that the company has appointed Pia Aaltonen-Forsell as Chief Financial Officer (CFO) and member of Munksjö's Management Team. Aaltonen-Forsell (M.Soc.Sc.) will be joining Munksjö from Vacon Plc., where she currently is the CFO. Aaltonen-Forsell's previous positions include Senior Vice President (SVP) Finance, IT and M&A, Building and Living Business Area at Stora Enso as well as other managerial positions at Stora Enso, such as SVP Group Controller. Aaltonen-Forsell will join Munksjö on 1 April 2015, and she will report to Jan Åström, President and CEO of Munksjö Oyj.

Munksjö to acquire its own shares

The Board of Directors of Munksjö Oyj in February 2015 decided to utilise the authorization given by the Annual General Meeting held on 2 April 2014 to repurchase own shares.

In May 2014, the Board of Directors of Munksjö Oyj approved a long-term share-based incentive plan for Munksjö's senior executives and other key personnel, approximately 35 persons. The repurchased shares will be used primarily for implementing share-based incentive plan of the company, or for other purposes defined in the authorization of the Annual General Meeting.

The Board of Directors has an authorization to acquire 4,000,000 of the company's own shares, which was given by the Annual General Meeting on 2 April 2014. The authorization is valid until the end of the Annual General Meeting 2015 to be held on 15 April 2015.

The repurchases will start at the earliest on 13 February 2015 and end on 27 March 2015 at the latest. The amount to be acquired shall not exceed 300,000 shares, corresponding to about 0.6 per cent of the total number of shares and votes. Munksjö does not before the start of the repurchases of the share hold any own shares.

The shares shall be acquired through public trading on Nasdaq Helsinki at the market price prevailing at the time of repurchase. Nordea Bank Finland Plc will act as stock broker in the repurchases.

94 Munksjö 2014 | Group/notes

Parent company Extract of the parent company financial statement The Parent Company Financial Statements are prepared according to Generally Accepted Accounting Principles in Finland “Finnish GAAP”; see Group Consolidated Financial Statements Note 1 Accounting principles. The main differences between the accounting policies of the Group and the Parent Company are: • The valuation of derivative financial instruments • Costs related to the combination of Munksjö AB and Ahlstrom Oyj’s Label and Processing business • Costs related to the listing of the company’s shares on the Helsinki stock exchange Parent company income statement MEUR 2014 2013 Income 1.4 1.7 Personnel costs –0.7 –0.4 Operating expenses –5.9 –15.7 Amortisation of intangible assets –11.0 –3.1 Operating loss –16.2 –17.5 Financial income and expense Interest income group companies 25.1 9.5 Interest income from credit institutions 0.0 0.0 Interest expense group companies –0.5 –0.1 Interest expense to credit institutions –11.7 –8.0 Hedging costs –3.6 –0.6 Other financial expenses –9.9 –0.5 Total financial income and expense –0.6 0.3 Loss before taxes –16.8 –17.2 Change in deferred tax –0.1 0.7 Loss for the year/period –16.9 –16.5 Munksjö 2014 | Parent company 95

Parent company Parent company balance sheet MEUR 2014–12–31 2013–12–31 ASSETS Intangible assets Intangible rights 1.4 1.4 Other capitalized expenditure 18.5 26.0 19.9 27.4 Non-current assets Investments Shares in subsidiaries 351.1 351.0 Shares in joint ventures 9.9 9.9 Loan receivables from group companies 265.9 265.9 Other receivables 0.0 0.0 626.9 626.8 Deferred tax asset 0.6 0.7 Total non-current assets 647.4 654.9 Current assets Prepayments 0.1 0.1 Receivables from group companies 79.6 99.7 Other receivables 0.1 0.2 Total current assets 79.8 100.0 Cash and cash equivalents 65.1 51.4 TOTAL ASSETS 792.3 806.3 EQUITY AND LIABILITIES Equity Share capital 15.0 15.0 Reserve for invested unrestricted equity 314.1 319.2 Retained earnings –16.5 0.0 Loss for the financial year –16.9 –16.5 Total equity 295.7 317.7 Provisions 0.7 9.1 Non-current liabilities Borrowings from credit institutions 259.0 265.0 Borrowings from group companies 13.0 13.0 Borrowings from joint ventures 1.8 1.2 Total non-current liabilities 273.8 279.2 Current liabilities Borrowings from credit institutions 36.0 40.0 Borrowings from group companies 182.5 153.3 Accrued interest 2.3 3.2 Accounts payable 0.4 2.4 Accounts payable to group companies 0.0 0.2 Accrued liabilities 0.9 1.2 Total current liabilities 222.1 200.3 Total Liabilities 496.6 488.6 TOTAL EQUITY AND LIABILITIES 792.3 806.3 96 Munksjö 2014 | Parent company

Parent company Parent company cash flow statement MEUR 2014 2013 Cash flow used in operating activities Net loss before taxes –16.8 –17.2 Amortisation 11.0 3.1 Financial income and expenses 0.6 –0.9 Movement in provisions –8.4 9.1 Interest received and paid –1.4 4.1 Change in working capital –2.2 –8.2 –17.2 –10.1 Cash flow used in investing activities Investment in intangible assets –0.1 –13.9 Investment in shares of subsidiaries 0.0 –4.7 Working capital adjustment business combination 0.0 9.5 Proceeds from sale of shares 0.0 14.4 Loans to group companies 20.0 –265.9 19.9 –260.7 Cash flow from financing activities Return of capital to shareholderes –5.1 – Proceeds from share issue – 128.5 Proceeds from borrowings, net of fees 291.6 304.5 Repayment of acquired entities borrowings to Ahlstrom – –155.9 Repayment of borrowings to credit institutions –305.0 –10.0 Proceeds from borrowings from group or affiliated companies 29.5 55.0 11.0 322.1 Net increase/decrease in cash and cash equivalents 13.7 51.3 Cash and cash equivalents at beginning of period 51.4 0.1 Cash and cash equivalents at end of period 65.1 51.4 Munksjö 2014 | Parent company 97

Board’s proposal
Board’s proposal for the
Annual General Meeting
The Board of Directors proposes that no dividend will be paid for the fiscal year 2014.
The Board of Directors proposes that the Annual General Meeting would decide to pay funds from the reserve for invested non-restricted equity as return of equity based on the balance of 31 December 2014 adopted by the Annual General Meeting, the amount of return being EUR 0.25 per share.
No significant changes have taken place in the company’s financial position since the end of the financial year. The company’s liquidity is good and in the opinion of the Board of Directors the proposed payment of funds will not put the company’s solvency at risk.
Signatures to the Financial Statements and the Board of Directors’ Report
Helsinki, 4 March 2015
Peter Seligson
Fredrik Cappelen
Sebastian Bondestam
Chairman of the Board
Deputy Chairman of the Board
Caspar Callerström
Alexander Ehrnrooth
Hannele Jakosuo-Jansson
Elisabet Salander Björklund
Jan Åström
CEO
98 Munksjö 2014 | Board’s proposal

Auditor’s report
Auditor’s report
(This document is an English translation from the Swedish auditor’s report. Only the Swedish version of the report is legally binding.)
To the Annual General Meeting of Munksjö Oyj
We have audited the accounting records, the financial statements, the report of the Board of Directors and the administration of Munksjö Oyj for the year ended 31 December, 2014. The financial statements comprise the consolidated statement of financial position, statement of comprehensive income, statement of changes in equity and statement of cash flows, and notes to the consolidated financial statements, as well as the parent company’s balance sheet, income statement, cash flow statement and notes to the financial statements.
Responsibility of the Board of Directors and the Managing Director
The Board of Directors and the Managing Director are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU, as well as for the preparation of financial statements and the report of the Board of Directors that give a true and fair view in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in Finland. The Board of Directors is responsible for the appropriate arrangement of the control of the company’s accounts and finances, and the Managing Director shall see to it that the accounts of the company are in compliance with the law and that its financial affairs have been arranged in a reliable manner.
Auditor’s Responsibility
Our responsibility is to express an opinion on the financial statements, on the consolidated financial statements and on the report of the Board of Directors based on our audit. The Auditing Act requires that we comply with the requirements of professional ethics. We conducted our audit in accordance with good auditing practice in Fin-land. Good auditing practice requires that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the report of the Board of Directors are free from material misstatement, and whether the members of the Board of Directors of the parent company or the Managing Director are guilty of an act or negligence which may result in liability in damages towards the company or whether they have violated the
Limited Liability Companies Act or the articles of association of the company.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the report of the Board of Directors. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of financial statements and report of the Board of Directors that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the report of the Board of Directors.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion on the Consolidated Financial Statements
In our opinion, the consolidated financial statements give a true and fair view of the financial position, financial performance, and cash flows of the group in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU.
Opinion on the Company’s Financial Statements and the Report of the Board of Directors
In our opinion, the financial statements and the report of the Board of Directors give a true and fair view of both the consolidated and the parent company’s financial performance and financial position in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in Finland. The information in the report of the Board of Directors is consistent with the information in the financial statements.
Helsinki, 16 March 2015
KPMG OY AB
SIXTEN NYMAN
Authorised Public Accountants
Munksjö 2014 | Auditor’s report 99